UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Sunoco, Inc.

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Sunoco, Inc. 1735 Market Street, Suite LL Philadelphia, PA 19103-7583

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 4, 2006, Sunoco, Inc. will hold its 2006 Annual Meeting of Shareholders at the Moore College of Art and Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 9, 2006 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Approval of the Sunoco, Inc. Executive Incentive Plan;

3.	Ratification of the appointment of our independent registered public accounting firm for the fiscal year 2006; and

4.	Any other business properly presented at the meeting.

At the meeting we will also report on Sunoco’s 2005 business results and other matters of interest to shareholders.

Your Board of Directors recommends that you vote in favor of proposals 1 through 3 above, which are further described in this proxy statement. This proxy statement also outlines the corporate governance practices at Sunoco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2005 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

For those shareholders who consented to access the Proxy Statement and Annual Report through our Internet site (www.SunocoInc.com), we thank you for supporting our cost reducing efforts. For shareholders who may be interested in receiving information electronically in the future, you may indicate your preference when you vote.

The approximate date of mailing for this proxy statement and card as well as a copy of Sunoco’s 2005 Annual Report is March 17, 2006. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

ANN C. MULÉ

CHIEF GOVERNANCE OFFICER, ASSISTANT GENERAL COUNSEL

AND CORPORATE SECRETARY

MARCH 17, 2006

PROXY STATEMENT

Questions and Answers

1.	Q: Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 9, 2006, are entitled to vote at the Annual Meeting.

2.	Q: How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank or broker);
(2)	the Internet, at the address provided on each proxy or vote instruction card;
(3)	marking, signing, dating, and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the three proposals; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan or “SunCAP,” Sunoco’s 401(k) Plan for employees, see Question 8.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), or your shares are held in custody for your account by The Vanguard Fiduciary Trust Company (“Vanguard”), as trustee for SunCAP, you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern U.S. Time, May 3, 2006. Voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on May 2, 2006.

3.	Q: How do I revoke or change my vote?
A:	You may revoke or change your vote by:

(1)	notifying Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary or Sunoco’s designated agent, IVS Associates, Inc., Suite 210, 111 Continental Drive, Newark, DE 19713, in writing at any time before the meeting;
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

4.	Q: Who will count the vote?
A:	Representatives of IVS Associates, Inc., an independent tabulator, will count the vote and act as the judge of election.

5.	Q: Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to IVS Associates, Inc. and are handled in a manner designed to protect your voting privacy. As a registered shareholder, SunCAP participant, or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit IVS Associates, Inc. to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

6.	Q: What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

7.	Q: How many shares can vote?
A:	As of the February 9, 2006 record date, 133,236,000 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

8.	Q: How is Sunoco common stock in SunCAP voted?
A:	If you hold shares of Sunoco common stock through SunCAP, you may vote by instructing the SunCAP trustee, Vanguard, how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants. Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in the answer to Question 5, which apply to all shareholders.

9.	Q: What is a “quorum”?
A:	A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the meeting to be held. Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected even though they may receive less than 50% of the shares voting at the meeting. Proposals 2 and 3 must receive more than 50% of the shares voting at the meeting to be adopted. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder, and (2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes will not affect the outcome of any of the matters being voted upon at this meeting, and they are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not expressly voted.

10.	Q: Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 9, 2006 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you would like to attend, please write to Ann C. Mulé, Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

11.	Q: How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2006 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, and Ann C. Mulé, Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, to vote on such matters at their discretion.

12.	Q: Can I, in the future, receive my proxy statement and annual report over the Internet?
A:	Yes. You can receive this information over the Internet.

(1)	If you are a registered shareholder: You can agree to access the proxy statement and annual report on the Internet in the space provided on your proxy or vote instruction card, on the Internet site, or by telephone. You will be notified when you receive your proxy card that the materials are available on our web site (www.SunocoInc.com). Your choice of electronic delivery will remain in effect until you notify us otherwise by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583.
(2)	If you hold shares through a broker or bank: Please refer to the information provided by that entity in the proxy materials mailed to you; or contact your broker or bank and indicate your preference to access the documents on the Internet.

13.	Q: If I am receiving multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
A:	With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Sunoco shareholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy card. This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs. If you are an eligible shareholder and would like to receive only one copy of the proxy statement and annual report, please indicate that on your proxy or vote instruction card, on the Internet site, or by telephone; or contact the Company by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 or by calling 215-977-6440. Your consent will remain in effect until Sunoco receives contrary instructions from you or other shareholders in your household. Should you revoke your consent, Sunoco will begin sending individual copies of the proxy statement and annual report to you within thirty (30) days of your revocation. Also, if you would like to obtain a separate copy of the proxy statement or annual report, you may direct your request to the address above, or you may call 215-977-6440. If you hold your shares in street name, please contact your broker or bank.

14.

Q:             I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What should I do if I would like additional copies of these materials?

A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 13). If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker or bank. If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker or bank directly. If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker or bank, or you may contact the Company by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 or by calling 215-977-6440.

15.	Q: Does any shareholder own 5% or more of Sunoco’s common stock?
A:	Goldman Sachs Asset Management, L.P. and State Street Bank and Trust Company have reported the following ownership of Sunoco’s common stock, as of December 31, 2005. The information below is based on the most recent Schedules 13G filed with the Securities and Exchange Commission, except as otherwise known by the Company.

Shareholder Name and Address	Shares	Percent of Outstanding Shares

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	11,558,401[1]	8.7%

State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	10,585,022[2]	7.9%

NOTES TO TABLE:

[1]	According to a Schedule 13G, Amendment No. 1 dated February 9, 2006 filed with the Securities and Exchange Commission, Goldman Sachs Asset Management L.P. holds sole voting power over 9,426,515 shares and sole dispositive power over 11,558,401 shares.

[2]	According to a Schedule 13G dated February 14, 2006 filed with the Securities and Exchange Commission, State Street Bank and Trust Company, acting in various fiduciary capacities, holds sole voting power over 7,460,990 shares and shared dispositive power over 10,585,022 shares.

16.	Q: When are the shareholder proposals for the 2007 Annual Meeting due?
A:	To be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing to Ann C. Mulé, Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 by November 17, 2006.

Additionally, Sunoco’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2007 Annual Meeting must be submitted in writing to Ann C. Mulé, at the above address, by December 31, 2006, and must be accompanied by:

♦	the name, residence and business address of the proposing shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker or bank and the number of shares held; and

♦	a representation that the shareholder intends to appear in person or by proxy at the 2007 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after Sunoco’s Board of Directors has determined that it is a proper matter for consideration under our bylaws.

17.	Q: What is Sunoco’s process for nominating director candidates?
A:	All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange listing standards and Sunoco’s Categorical Standards of Independence. The Governance Committee does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described under “Director Qualifications” in Sunoco’s Corporate Governance Guidelines (page 11 in this proxy statement) and in the Governance Committee Charter attached as Appendix D. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election. See the answer to Question 18 below regarding the process for shareholder nominations of director candidates.

18.	Q: Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Recommendations must be received by December 31, 2006 for the 2007 Annual Meeting, and must be accompanied by:

♦	the name, residence and business address of the nominating shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker or bank and the number of shares held, the length of time such shares have been held, and a representation that the shareholder intends to hold such shares through the date of the Annual Meeting;

♦	a representation that the shareholder intends to appear in person or by proxy at the 2007 Annual Meeting to nominate the individual(s) if the nominations are to be made at a shareholder meeting;

♦	information regarding each nominee which would be required to be included in a proxy statement;

♦	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

♦	the written consent of each nominee to serve as a director, if elected.

19.	Q: How can shareholders communicate with Sunoco’s directors?
A:	Sunoco’s Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with any of Sunoco’s directors, any committee chairperson or the Board of Directors by writing to the director, committee chairperson or the Board in care of Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Ann C. Mulé, at Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Communications received by the Chief Governance Officer, Assistant General Counsel and Corporate Secretary for any Sunoco director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate Committee chairperson or to all non-management directors.

There were no material actions taken by the Board of Directors during 2005 as a result of communications from shareholders.

20.	Q: How much will this proxy solicitation cost?
A:	Morrow & Co., Inc. was hired by Sunoco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $10,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

21.	Q: Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2006 Annual Meeting of Shareholders to be held on Thursday, May 4, 2006 at 9:30 a.m.

22.	Q: In light of the Company’s two-for-one stock split on August 1, 2005, how are shares and per-share amounts presented in the proxy statement?
A:	On July 7, 2005, the Company’s Board of Directors approved a two-for-one split of Sunoco’s common stock to be effected in the form of a stock dividend. The shares were distributed to shareholders on August 1, 2005, to shareholders of record as of July 18, 2005. Share and per-share amounts presented in the proxy statement for all periods reflect the effect of the stock split.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of Sunoco’s common stock to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Sunoco believes that during 2005, all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

INTRODUCTION

Sunoco’s corporate governance practices are designed so that qualified directors are elected, that—other than the CEO—Sunoco’s directors are independent directors, and that directors are provided with full and transparent information from management so that the Board can function at a high level. Corporate governance practices are also designed so that full and transparent disclosures are made by Sunoco to its shareholders, the securities markets and the Securities and Exchange Commission.

Sunoco’s Board has been focused on corporate governance practices for many years. Sunoco published its first set of formal corporate governance guidelines in 1998 and has updated and republished these guidelines each year in its proxy statement so that its shareholders would be well informed as to the manner in which Sunoco is governed.

Sunoco’s Board has specifically charged its Governance Committee with the responsibility of keeping up with “best practices” in corporate governance so that Sunoco’s practices can continually be updated. Recognizing that corporate governance is of critical importance to Sunoco and its shareholders and thus merits adequate resources, in 2002 Sunoco’s Board of Directors elected a Chief Governance Officer—a senior level executive whose job duties are dedicated to corporate governance and providing guidance with respect to compliance with the securities laws, rules and regulations, and the New York Stock Exchange Listing Standards. With respect to corporate governance matters, this executive reports directly to the Governance Committee and the full Board to help ensure that governance practices, consistent with Sunoco’s “best practices” philosophy, are implemented over time and in the context of an ever-changing and increasingly complex environment.

The following Corporate Governance Guidelines were adopted by Sunoco’s Board of Directors on March 2, 2006.

ROLE OF BOARD AND MANAGEMENT

Sunoco’s business is conducted by its employees under the direction of the CEO and the oversight of the Board, to enhance the long-term value of Sunoco for its shareholders. The Board is elected by the shareholders to oversee management and to strive to assure that the long-term interests of the shareholders are being served. Both the Board and management recognize that the long-term interests of Sunoco are advanced by responsibly addressing the concerns of other constituencies, including employees, customers, suppliers and the communities in which Sunoco operates.

BOARD COMPOSITION

Annual Director Election:    Each director is elected annually by shareholders for a one-year term. Sunoco does not have a “staggered board.”

Director Independence:    A director is “independent” only if he or she is a non-management director and is free of any direct or indirect material relationship with Sunoco or its management. Except for Sunoco’s Chairman and CEO, all current directors meet the “independence” standards of the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence set forth below.

Categorical Standards of Independence:    To be considered “independent” for purposes of these Standards, a director must be determined by resolution of the full Board, after due deliberation, to have no direct or indirect material relationship with the Company other than as a director. In each case, the

Board, through its Governance Committee, shall consider all relevant facts and circumstances, and shall apply the following standards when assessing the independence of a director:

a.	A director will not be considered “independent” if:

(i)	the director is, or within the last three years was, employed by the Company or any of its subsidiaries;
(ii)	an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer;
(iii)	the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);
(iv)	an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);
(v)	the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit within that time;
(vi)	an immediate family member of the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;
(vii)	the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
(viii)	an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

b.	The following commercial relationships will not be considered material relationships that would impair a director’s independence:

(i)	if a director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount, which, in any of the last three fiscal years, did not exceed the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;
(ii)	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of either company; or
(iii)	if a director is an executive officer of a tax-exempt organization and the Company made, within the preceding three years, contributions that in any single fiscal year were less than the greater of $1 million or two percent (2%) of the tax-exempt organization’s consolidated gross revenues, as determined from the tax-exempt organization’s latest publicly available financial information.

c.

An Audit Committee member may not have a direct or indirect financial relationship with the Company or any of its subsidiaries (i.e., accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

d.	An Audit Committee member may not be an “affiliated person” of the Company or any of its subsidiaries. “Affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934 to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

e.	With respect to any relationship not covered by paragraphs “a” and “b” above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth in paragraphs “a” and “b” above. The Company will describe and explain in the next proxy statement the basis for any determination by the Board of Directors that a relationship is not material despite the fact that it does not meet the categorical standards set forth in paragraph “b” above. The Company will also disclose and explain the basis for any determination of independence for a director that does not meet the criteria in paragraphs “a” and “b” above.

Board Size and Mix:    Annually by resolution, Sunoco’s Board fixes the number of directors that will constitute the Board for the following year. The Board believes that a board size of between 10 and 12 directors is the ideal size for Sunoco, although at times the size may vary due to transition periods for new directors in anticipation of planned director retirements.

Director Qualifications:    The Governance Committee and the full Board of Directors considers, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

a.	A director is nominated based on his or her professional experience. He or she should be accomplished and have recognized achievements in his or her respective field.

b.	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

c.	A director should possess high personal and professional ethics, integrity and values.

d.	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.

e.	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.

f.	All of the directors, except for the Chief Executive Officer, should be “independent,” as outlined in Sunoco’s Categorical Standards of Independence.

g.	A director should have the ability to work effectively with others.

h.	The Board generally seeks active or former chief executive officers or senior level executives of public companies, or leaders of major complex organizations, with experience at a strategy/policy setting level or with high level management experience.

i.	The Board of Directors seeks qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.

j.	The Board, through the Governance Committee, assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the Board as part of its director selection process.

k.	A director will not be nominated for election after his or her 72nd birthday.

Director Candidate Selection:    All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election.

Changes to a Director’s Current Position:    If the primary position held by an independent director at the time of election (including retirement) changes, he or she must offer to tender his or her resignation as a director to the Governance Committee.

Service by Independent Directors on Other Boards and Other Audit Committees:

➢	Other Boards. Sunoco does not limit the number of other public company boards on which an independent director may serve. However, Sunoco does expect all directors to devote sufficient time and effort to their duties as a Sunoco Board member. This is a factor that is considered in the annual individual director evaluation process.

➢	Other Audit Committees. As a general rule, Sunoco’s independent directors are expected to serve on not more than two other public company audit committees in addition to Sunoco’s.

Prior to joining the board of another public company, as well as the board of any non-public, for-profit company, directors are required to advise Sunoco’s Governance Committee so that a review can be performed to ensure there are no conflicts or other issues.

Service by CEO on Other Boards:    The CEO must obtain the approval of the Governance Committee prior to accepting an invitation to serve on the board of another public company. The Governance Committee is of the view that the CEO should be limited to two outside public company directorships in addition to board service on Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. Sunoco’s Board is of the view that service on the Sunoco Partners LLC board should not be considered an “outside public company directorship” because it is part of the responsibilities of Sunoco’s CEO to spend time overseeing each of Sunoco’s business units regardless of the corporate structure of those entities.

The CEO may not serve on the board of a company on which a Sunoco independent director serves as an officer.

Retirement Age:    Sunoco’s independent directors retire from the Board at the annual meeting following their 72nd birthday. Because Sunoco’s Board has adopted a mandatory retirement age and because Sunoco’s Governance Committee annually performs an individual director evaluation for each director prior to recommending his or her nomination for election by the shareholders, the Board has decided not to adopt term limits for its directors.

No Former CEO on Board:    It is Sunoco’s policy that when the CEO retires from Sunoco, he or she must also resign from the Board at that time.

BOARD OPERATIONS

Board Leadership:    Sunoco’s CEO also holds the position “Chairman of the Board.” Sunoco’s Chairman and CEO is not a member of any standing Board committee, other than the Executive Committee. Sunoco believes the unified position of Chairman and CEO serves the corporation well because the remainder of Sunoco’s directors, who are all independent, have many opportunities to be involved with the agenda setting process and to significantly influence the Board process.

➢	Executive Sessions. Executive Sessions of only independent directors are regularly scheduled at the conclusion of each board meeting. A “Presiding Director” leads each Executive Session and is responsible for leading and facilitating the agenda and discussions at these sessions. Sunoco’s independent directors each serve as Presiding Director for an Executive Session on a rotating basis. The Presiding Director’s other duties include (i) serving as liaison between the Chairman and the independent directors; and (ii) coordinating and developing future executive session meeting agendas and schedules and soliciting input for future Board and Committee meeting agendas and schedules, as appropriate, as well as seeking from the independent directors any items and/or matters that warrant follow-up. The Presiding Director has the responsibility of providing appropriate comments, suggestions and other information to the Chairman and CEO after each Executive Session.

➢	Independent Director Only Meetings. In addition to the Executive Sessions, two separate meetings of independent directors are held each year. The Chair of the Governance Committee leads these meetings and is responsible for agenda preparation. The Chair of the Governance Committee is also responsible for leading the independent directors in the CEO evaluation and the Board self-evaluation.

Board Meetings:    Sunoco’s Board usually meets seven times per year in regularly scheduled meetings, but meets more often if necessary. Six of these regularly scheduled meetings occur over a two-day period, including Committee meetings. During these meetings, strategic and other issues, as well as major corporate actions are reviewed and approved. In addition, annually, the Board meets over a longer period to summarize, review and approve strategic and other issues.

Meeting Agendas:    The Chairman and CEO establishes a preliminary agenda for each Board meeting. Any director may request items to be included on the agenda.

While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate new developments. Ample time is scheduled at each Board meeting to assure full discussion of important matters. Agendas, in addition to including financial and operating reports, also include other reports, such as current issues that could affect Sunoco’s short-term and/or long-term strategy and business, critical measures and comparisons, and other types of presentations that could enhance a director’s perspective on various matters. Management presentations are scheduled to permit a substantial proportion of Board meeting time to be available for discussion and comments.

The Corporate Secretary maintains a list of recurring agenda items and the timing of such agenda items throughout the year. This list is circulated to all Board members, who are free to add additional agenda items.

Information Flow:    Board members receive agendas and other information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting.

Information is provided from a variety of sources, including management reports, periodic SEC reports, a comparison of performance to operating and financial plans, reports on Sunoco’s stock performance and operations prepared by third parties, and articles from various business publications.

In many cases, significant items requiring Board approval may be reviewed and discussed at one or more meetings and voted upon in subsequent meetings.

Regular Attendance of Non-Directors at Board Meetings:    Board meetings generally begin in executive session with only Board members and Sunoco’s General Counsel and its Corporate Secretary in attendance. Thereafter, the Board meets in plenary session joined by the other Sunoco senior executives. At each meeting, various senior executives report to the Board on their respective areas of responsibility. At times, other Sunoco personnel are asked to make specific presentations to the Board.

New Director Orientation:    Sunoco’s new directors are required to attend orientation sessions which include receiving and reviewing extensive materials relating to Sunoco’s business and operations, visiting Sunoco facilities and meeting key personnel. The orientation also includes an overview of Sunoco’s strategic plan, goals and objectives, governance practices, disclosure procedures and practices, compensation philosophy and an overview of Sunoco’s investor relations program.

New directors attend meetings of all Board committees to acquaint them with the work and operations of each committee. After this rotation, new directors are assigned to particular committees. The new members attend committee orientation sessions. These sessions are designed to educate new committee members in helping them understand the substantive responsibilities of the committee.

Ongoing Director Education:    Sunoco conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits, Sunoco has an ongoing program of continuing director education on emerging issues and topics designed to educate and inform directors in discharging their duties. Sunoco is supportive of, and reimburses its directors for, attending qualified third-party director education programs.

Performance Evaluations:    Sunoco’s Board has a three-tier performance evaluation process which enables continuous improvements at all three tiers.

➢	Full Board Evaluation. The Board, through the Governance Committee, conducts an annual evaluation of how it is functioning as a whole. The results are reviewed with the Board.

➢	Committee Evaluation. Sunoco’s individual committees conduct annual self-evaluations. The results are reviewed with each committee and with the Board.

➢	Individual Director Performance Evaluation. Individual director evaluations are conducted annually by the Governance Committee. The Chair of the Governance Committee meets confidentially with each director to provide feedback.

BOARD STRUCTURE

Committees of the Board:    The full Board makes all decisions of major importance to Sunoco. The Board has established five standing committees so that certain areas can be addressed in more depth.

Committee Structure:    Sunoco’s five standing committees are: the Audit Committee, the Compensation Committee, the Governance Committee, the Public Affairs Committee, and the Executive Committee. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants at the expense of Sunoco. The current charters of each committee are published on Sunoco’s website and will be mailed to shareholders upon written request. A summary of the responsibilities of each of the committees follows:

➢

Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics policies and legal and regulatory requirements. This Committee prepares a report that is included in Sunoco’s proxy statement. The Committee appoints, retains, compensates, terminates and oversees the work of, and evaluates the independence and ability of, the independent registered public accounting firm, as well as selects and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. The Committee establishes procedures for handling complaints, including the anonymous, confidential treatment of complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters.

➢	Compensation Committee. The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and recommends Board approval of Sunoco’s short- and long-term incentive plans, and reviews and approves the executive compensation programs and awards. The Committee determines and approves CEO compensation and the compensation of the other senior executive officers. The Committee produces an annual report on executive compensation, which is included in Sunoco’s proxy statement. The Committee also reviews the general employee pension and employee welfare benefit plans, as appropriate.

➢	Governance Committee. The Governance Committee reviews the role, composition and structure of the Board and its committees. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors’ slate for election by shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates. Additionally, the Committee sets and administers policies governing the level and form of directors’ compensation.

The Governance Committee monitors and reviews corporate governance issues and emerging trends and continually benchmarks the “best practices” and governance guidelines of its peer companies, leading governance authorities and experts, as well as Sunoco’s institutional investors. The Committee has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

➢	Public Affairs Committee. The Public Affairs Committee reviews Sunoco’s policies, practices and performance in the areas of environmental protection, health and safety, equal employment opportunity and diversity practices, government affairs and corporate charitable contributions. The Committee assesses Sunoco’s performance as a responsible corporate citizen and keeps the Board apprised of Sunoco’s relationship with its constituencies. The Committee reviews management’s position on important public affairs issues, and assures that Sunoco addresses critical public affairs issues from a perspective that considers the interests of Sunoco’s various constituencies. The Committee also assumes oversight responsibility for the resolution of significant complaints from shareholders, and the proper handling of shareholder proposals that concern topics within its purview for inclusion in Sunoco’s proxy statement.

➢	Executive Committee. The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action shall be taken by this Committee if any member of the Committee has voted in opposition.

Committee Membership:

➢	Independence. Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence.

➢	Other Qualifications. The individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee. The Governance Committee recommends the members and chairs of the Committees to the Board.

➢

Rotation Policy.    Sunoco’s Board does not have a practice of automatic rotation of committee chairs and members after a set time period. There are many reasons to maintain an individual director on a specific committee, including continuity and subject matter expertise necessary for an effective committee. However, the Governance Committee reviews the strengths and expertise of each director, as well as the current and anticipated needs for each committee and, at times, may rotate members based on committee needs.

Committee Agendas:    Committee agendas are prepared by the Committee Secretary in consultation with the Committee Chair. Annual recurring events for each committee are circulated each year and used as preliminary agenda items. All committee members are free to include additional items on an agenda.

Committee Reporting:    Each Committee Chair reports to the full Board on committee actions in a timely manner, but in no event later than the next Board meeting.

BOARD RESPONSIBILITIES

Review and Approve Sunoco’s Strategic Plan, Annual Operating Plan and Major Corporate Actions:

➢	Annually, the Board reviews and approves Sunoco’s three-year strategic plan and the annual operating plan.

➢	On an on-going basis, the Board reviews and approves all major corporate actions. The Board also reviews political, regulatory and economic trends and developments that may impact Sunoco.

Monitor Sunoco’s Performance:

➢	On an on-going basis during the year, the Board monitors Sunoco’s performance against its annual operating plan and against the performance of its peers.

➢	On a regular basis at Board meetings and through periodic updating, the Board reviews Sunoco’s financial performance with a particular focus on peer and competitive comparisons. These reviews include the views of management, as well as those of key investors and securities analysts.

Evaluate the CEO:

➢	The CEO is the highest-ranking member of the management team. As such, he or she is accountable to the Board for Sunoco’s management and performance.

➢	Annually, the CEO meets with the independent directors to discuss the overall performance and direction of the Company, as well as his or her individual performance.

➢	Following that discussion, the independent directors meet separately, at a meeting which is led by the Chair of the Governance Committee, to evaluate Sunoco’s direction and performance and the individual performance of the CEO.

➢	The results of this evaluation are communicated to the CEO at an executive session of the Board.

Review and Approve Executive Compensation:

➢	The Board, through the Compensation Committee, reviews and approves the compensation plans for senior executives to ensure they are appropriate, competitive and properly reflect Sunoco’s goals and objectives.

➢	Annually, the Compensation Committee develops appropriate goals and objectives for the annual and longer term executive incentive plans, which are then reviewed with the entire Board.

➢	The Compensation Committee evaluates the CEO’s performance in determining the CEO’s compensation.

Review and Approve CEO and Management Succession Planning and Development:

➢	The Board plans for succession of the CEO as well as the other senior executive positions.

➢	To assist the Board, the CEO annually provides the full Board with an assessment of senior executives, their potential to succeed him, and future development plans.

➢	The CEO also provides the full Board with an assessment of persons considered potential successors to the senior executive positions and future development plans.

Advise and Counsel Management:

➢	Advice and counsel to management occurs both through formal Board and Committee meetings and through informal, individual director contacts with the CEO and other members of management at various levels throughout the Company.

➢	The information needed for the Board’s decision-making will often be found within Sunoco, and directors have full access to management.

➢	The Board and its Committees have the right to, at any time, retain outside financial, legal or other advisors or consultants at the expense of Sunoco.

Monitor Ethical and Legal Compliance:

The Board, primarily through the Audit Committee, monitors ethical and legal compliance by overseeing the processes which are in place to maintain the integrity of the company—the integrity of the financial statements, and internal control over financial reporting and disclosure controls and procedures, and the integrity of compliance with laws and ethics and with Sunoco’s Code of Business Conduct and Ethics.

BOARD AND EXECUTIVE COMPENSATION PROGRAM

Sunoco attempts to maintain fair and straightforward compensation programs at both the Board and executive levels which are designed to enhance shareholder value.

Director Compensation:

➢	Sunoco’s Governance Committee, which is composed entirely of independent directors, sets and administers the policies that govern the level and form of director compensation.

➢	Sunoco’s Governance Committee and its Board of Directors believe that the compensation program for Sunoco’s independent directors should be designed to attract highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. This compensation philosophy includes providing a competitive level of compensation necessary to attract experienced and qualified individuals.

➢	Sunoco’s Governance Committee directly engages a third-party compensation consultant to advise it on an annual basis as to “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group, the oil industry generally and general industry data.

➢	Sunoco’s Governance Committee believes that a substantial portion of the total director compensation package should be in the form of Sunoco common shares and share equivalents in order to better align the interests of Sunoco’s directors with the long-term interests of its shareholders.

➢	In 2003, the Governance Committee recommended, and the full Board approved, the discontinuance of the granting of stock options to the Company’s independent directors as a form of compensation.

➢	In order to further encourage a link between director and shareholder interests, the Committee adopted Director Stock Ownership Guidelines to which members of the Board of Directors are expected to adhere. Sunoco’s independent directors are expected to own shares or share equivalents equal to five times the total annual retainer within five years of joining the Sunoco Board.

➢	In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common shares prior to standing for election as a director for the first time.

➢	Sunoco directors are prohibited from hedging their exposure to Sunoco stock.

Executive Compensation:

➢	Sunoco’s Compensation Committee, which consists entirely of independent directors, has the sole authority to and does retain a third-party compensation consultant to assist in the evaluation of CEO and senior executive compensation.

➢	Total compensation for Sunoco’s CEO and the senior executives has been set at median levels for targeted Company performance as determined from an annual review of proxy performance peers, industry peers and general industry data, which is adjusted for each company’s relative revenue base. Actual total compensation has varied based upon Company performance.

➢	Sunoco’s annual incentive program is designed to result in payments that are closely correlated with Sunoco’s earnings, return on capital employed and health, environmental and safety performance. Most Sunoco salaried employees and hourly manufacturing employees have participated in an annual bonus plan utilizing the same performance factors used for the executive annual incentive plan.

➢	Sunoco’s long-term incentive awards have been a mix of stock options and performance-based common stock units that are based on performance factors over a three-year period.

➢	Sunoco’s long-term incentive awards (options and performance units) generally have been granted at a rate of less than 1% of outstanding shares per year.

➢	Under the current long-term incentive plan, stock options have been granted at the fair market value on the date of grant and have become exercisable two years after such date. In addition, the plan prohibits the repricing of out-of-the-money stock options and does not provide for reload options.

➢	Sunoco maintains stock ownership guidelines for its approximately top 40 executives. The amount of stock required to be owned increases with the level of responsibility of each executive, with the CEO expected to own stock with a value at least equal to six times his base salary.

➢	Sunoco employees are prohibited from hedging their exposure to Sunoco stock.

➢	Sunoco prohibits any executive of the Company from utilizing, engaging, retaining, or hiring the independent registered public accounting firm that has been appointed/engaged by Sunoco’s Audit Committee for personal financial counseling, including tax services.

➢	Sunoco policy prohibits the making of personal loans or extensions of credit to directors or executive officers.

A copy of the Corporate Governance Guidelines can also be found at Sunoco’s internet web site at www.SunocoInc.com, and a printed copy is available upon request.

Other Governance Matters

Director Independence

Except for the Chief Executive Officer, all of Sunoco’s directors are independent as defined by the New York Stock Exchange Corporate Governance Listing Standards, as amended, and by the Company’s Categorical Standards of Independence (the “Standards”), which were recommended by the Governance Committee and adopted by the Board of Directors. The Standards specify the criteria by which the independence of Sunoco’s directors will be determined. When making an independence determination, the Board endeavors to consider all relevant facts and circumstances. In accordance with the Standards, an independent director must be determined by the Board to have no material relationship with the Company.

The full text of the Standards is included in Sunoco’s Corporate Governance Guidelines under “Categorical Standards of Independence” on page 11 of this proxy statement.

In accordance with these Standards, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

Pursuant to the Standards and a review of relevant facts and circumstances, the Board has affirmatively determined that all the directors, with the exception of John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, are independent. The directors determined to be independent are: Robert J. Darnall, Ursula O. Fairbairn, Thomas P. Gerrity, Rosemarie B. Greco, James G. Kaiser, Richard H. Lenny, R. Anderson Pew, G. Jackson Ratcliffe, John W. Rowe and John K. Wulff.

In making these determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors or their immediate family members are or have been officers, or at which our directors are current directors. In each case, the amount of transactions, if any, from these companies in each of the last three years was under the thresholds set forth in the Standards. The Board also considered charitable contributions to not-for-profit organizations of which our directors are executive officers, if any, and no contributions exceeded the levels set forth in the Standards.

Certain Relationships and Related Transactions

With regard to business that Sunoco does with entities with whom certain of the directors are affiliated, either as an executive officer or by serving on the entity’s board, the Board, through its Governance Committee, has carefully reviewed each of these relationships, and has concluded that they relate to activities conducted in the normal course of business, that they are not material to Sunoco, that none impairs the independence of any of the directors, and that none requires additional disclosure.

Communications with Directors

Interested persons with concerns may communicate issues to Sunoco’s non-management directors by calling Sunoco’s toll-free, confidential Employee and Compliance Hotline at 1-800-228-5687. The hotline is available 24 hours a day, seven days a week.

Annual Meetings

For the last eight years, Sunoco’s annual meetings of shareholders have been held in Philadelphia, PA where Sunoco’s corporate headquarters and several major operating facilities are located. The meetings are always live, in-person meetings. The polls remain open during the meetings until shareholders have had the opportunity to ask questions about the items being voted on. In addition, at the end of the business portion of the meeting, a question-and-answer period is held during which shareholders can ask questions on any matters. It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All nominees for election at the 2005 Annual Meeting of Shareholders attended the 2005 Annual Meeting.

Code of Business Conduct and Ethics

Sunoco, Inc. has a Code of Business Conduct and Ethics (“Code of Ethics”) which applies to all officers, directors and employees including the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. Sunoco intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions.

A copy of the Code of Ethics can be found on Sunoco’s web site (www.SunocoInc.com), and a printed copy is available upon request.

Board Committee Charters

The Board of Directors has five standing committees consisting of the Audit Committee, Compensation Committee, Executive Committee, Governance Committee, and Public Affairs Committee. Each committee has its own charter. The charters are included as appendices to this proxy statement. Copies of the charters can also be found at Sunoco’s Internet web site at www.SunocoInc.com, and printed copies are available upon request.

Board and Committee Membership

During 2005, the Board of Directors held seven meetings and had five committees consisting of an Audit Committee, a Compensation Committee, an Executive Committee, a Governance Committee, and a Public Affairs Committee. For a description of the functions performed by each of the committees, see Sunoco’s Corporate Governance Guidelines beginning on page 11, and the committee charters contained in the appendices to this proxy statement. All directors attended at least 75% of the total number of Board meetings and committee meetings during the period that they served on the Board and committees in 2005.

The table below provides Board committee membership as of March 2, 2006. The table also indicates the number of meetings held by each of the Board committees in 2005.

Name	Audit[1]	Compensation	Executive	Governance	Public Affairs

R. J. Darnall	x			x	x
J. G. Drosdick			x2
U. O. Fairbairn		x2	x		x
T. P. Gerrity	x2			x
R. B. Greco	x		x	x
J. G. Kaiser		x	x		x2
R. H. Lenny		x		x
R. A. Pew			x		x
G. J. Ratcliffe	x	x	x	x2
J. W. Rowe		x			x
J. K. Wulff	x				x

Number of Meetings in 2005	11	6	2	5	3

NOTES TO TABLE:

[1]	All members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, Sunoco’s Categorical Standards of Independence and the rules and regulations of the Securities and Exchange Commission.
[2]	Committee Chairperson.

Audit Committee Financial Expert

The Board has determined that John K. Wulff qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission, based on his financial and accounting education and experience, and has designated Mr. Wulff as the “audit committee financial expert.” Mr. Wulff is currently the Non-Executive Chairman of Hercules Incorporated. He was with KPMG and predecessor certified public accounting firms from 1971 until 1987 where he served as an audit partner for ten years. He served as Chief Financial Officer of Union Carbide for five years until its merger with Dow Chemical Company, and he was a member of the Financial Accounting Standards Board for two years.

Directors’ Compensation

Sunoco’s Board of Directors believes that the compensation program for Sunoco’s independent directors should be designed to attract experienced and highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. The Governance Committee of the Board engages a third-party compensation consultant each year to advise it as to the “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group, the oil industry generally and general industry data. As discussed in the Corporate Governance Guidelines, directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The Chief Executive Officer (“CEO”) is not paid for his services as a director. The following table summarizes the current compensation program for Sunoco’s independent directors.

Directors’ Compensation Program Table

Type of Compensation	Value

Annual Retainer (Cash Portion)	$50,000

Annual Retainer (Stock-Based Portion)	$40,000[1]

Annual Restricted Share Credit under Directors’ Deferred Compensation Plan	$60,000[2]

TOTAL (excluding Committee Chair Retainer, Committee Chair Fee, and meeting fees)	$150,000

Annual Retainer for Committee Chair	$5,000

Committee Chair Fee (per meeting attended for which a director serves as chair)	$500

Board or Committee Attendance Fee (per meeting attended)[3]	$2,000

NOTES TO TABLE:

[1]	In 2005, 814 shares of Sunoco common stock were paid under the Directors’ Retainer Stock Plan.

[2]	In 2005, approximately 550 restricted share units were granted. This represented the number of shares on the date of grant representing the approximate dollar value of restricted share credit of $27,500. Also in 2005, in recognition of an increase in the restricted share credit, the directors received an additional approximately 229 restricted share units. The number of shares was calculated in accordance with the terms of the Directors’ Deferred Compensation Plans.

[3]	A fee of $2,000 per day is also paid in cash for special meetings (e.g., strategic planning meetings, facility visits, annual meeting of shareholders).

Directors’ Deferred Compensation Plan I and II:    The Directors’ Deferred Compensation Plan I (previously, Directors’ Deferred Compensation Plan) and the Directors’ Deferred Compensation Plan II (“Plan I” and “Plan II”, respectively; collectively the “Plans”) permit independent directors to defer a portion of their compensation. Plan I was amended in response to the American Jobs Creation Act of 2004 and the requirements of Section 409A of the Internal Revenue Code, and covers deferrals of compensation earned before January 1, 2005. No deferrals may be made under Plan I with respect to compensation earned after December 31, 2004. Plan II is effective for deferrals of compensation earned after December 31, 2004. Payments of compensation deferred under the Plans are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate based upon Sunoco’s cost of borrowing. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. The Plans also provide for the annual crediting of restricted share units, which is a portion of the directors’ compensation package.

Directors’ Retainer Stock Plan:    The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is granted to each director after the annual meeting. Any shares issued are restricted, prohibiting the transfer or sale of such shares for one year from the date of issue. The holder of the shares receives quarterly dividend equivalents equal to the dividends declared on the Company’s shares.

Long-Term Performance Enhancement Plan II:    The Long-Term Performance Enhancement Plan II provides that stock option awards under the plan may be made to independent directors of the Company. The options generally have a ten-year term and are exercisable two years after the date of grant. The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco common stock on the date the option is granted. The purchase price may be paid in cash or in shares of common stock. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and the Long-Term Performance Enhancement Plan II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust:    In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including the Directors’ Deferred Compensation Plans I and II. Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Business Expenses:    The directors are reimbursed for their business expenses related to their attendance at Sunoco meetings, including room, meals and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). When traveling on Sunoco business, a director may occasionally be accompanied by his or her spouse. At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines:    Each independent director is expected to own Sunoco common stock with a market value equal to at least five times the total annual retainer. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held in the Directors’ Deferred Compensation Plans I and II. New directors are allowed a five-year phase-in period to comply with the guidelines. As of December 31, 2005, all independent directors were in compliance with the guidelines.

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

Directors’ & Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock each director nominee, Named Executive Officer1, and all directors and executive officers as a group, beneficially owned as of February 28, 2006.

Directors’ & Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Share Units and Share Equivalents[3]	Total	Percent of Class Outstanding[4]

R. J. Darnall**	4,000	13,644	17,644	*

J. G. Drosdick**	356,296	0	356,296	*

U. O. Fairbairn**[5]	8,043	16,822	24,865	*

B. G. Fischer**	47,527	0	47,527	*

T. P. Gerrity[6]	2,814	23,429	26,243	*

R. B. Greco**[5]	11,412	28,288	39,700	*

T. W. Hofmann**	51,207	0	51,207	*

J. G. Kaiser**[5]	24,688	17,788	42,476	*

R. H. Lenny**	2,994	16,074	19,068	*

J. H. Maness**	86,142	4,013	90,155	*

R. W. Owens	38,190	5,671	43,861	*

R. A. Pew[6]	161,896	10,888	172,784	*

G. J. Ratcliffe**[6]	2,000	24,805	26,805	*

J. W. Rowe	1,000	9,185	10,185	*

C. K. Valutas**	21,250	0	21,250	*

J. K. Wulff	2,000	7,343	9,343	*

All directors and executive officers as a group including those named above**[5,6]	965,696	186,128	1,240,740	*

NOTES TO TABLE:

*	Represents holdings of less than 1% of Sunoco’s outstanding common stock.

**	Certain of the directors and executive officers own common units representing limited partnership interests of Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 47.9% ownership interest. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Stock Ownership Table as of February 28, 2006 are as follows: R. J. Darnall (4,000); J. G. Drosdick (30,000); U. O. Fairbairn (2,500); B. G. Fischer (3,000); R. B. Greco (1,500); T. W. Hofmann (2,500); J. G. Kaiser (2,500); R. H. Lenny (500); J. H. Maness (18,000); G. J. Ratcliffe (16,000); and C. K. Valutas (3,575 jointly, and 695, as custodian). The total number of such common units owned by directors and executive officers as a group (24 persons) is 103,020. The number of common units of Sunoco Logistics Partners L.P. held by each individual is less than 1% of the outstanding common units as of February 28, 2006. The total number held by the group is less than 1% of the common units. These amounts are not included in the table.

[1]	The Chief Executive Officer and the next five most highly compensated executive officers during the last fiscal year.

[2]	This column includes shares of Sunoco common stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and Sunoco’s Shareholder Access & Reinvestment Plan or “SHARP”, and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of February 28, 2006.

[3]	Includes share unit balances held under the Directors’ Deferred Compensation Plan I, the Directors’ Deferred Compensation Plan II, and the Deferred Compensation Plan for executives, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan (see footnote 4 on page 47). Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executive officers will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

[4]	Percentage based on the number of shares of common stock outstanding at February 28, 2006.

[5]	The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after February 28, 2006 under certain Sunoco, Inc. plans:

Name	Shares

U. O. Fairbairn	3,332

R. B. Greco	6,492

J. G. Kaiser	6,492

All directors and executive officers as a group (including those named above)	88,916

[6]	The individuals and group named in the table have sole voting power and investment power with respect to shares of Sunoco common stock beneficially owned, except that voting and/or investment power is shared as follows:

Name	Shares

T. P. Gerrity	2,814

R. A. Pew	32,100

G. J. Ratcliffe	2,000

All directors and executive officers as a group (including those named above)	41,758

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, the Long-Term Performance Enhancement Plan, and the Retainer Stock Plan for Outside Directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted–average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:			4,393,803[4]
Stock options	1,528,306[1]	$45.27
Common stock units	146,830[2]	—[3]

Equity compensation plans not approved by shareholders	0		0

Total	1,675,136	$45.27	4,393,803

[1]	Consists of stock options granted under the following shareholder-approved plans: Long-Term Performance Enhancement Plan II and the Long-Term Performance Enhancement Plan. No additional awards may be granted under the Long-Term Performance Enhancement Plan.

[2]	Consists of common stock units awarded under the Long-Term Performance Enhancement Plan II that are payable in stock. In addition, there are 787,990 common stock units that are payable in cash under this plan.

[3]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or length of employment.

[4]	Consists of 4,011,845 shares available for issuance under the Long-Term Performance Enhancement Plan II and 381,958 shares under the Retainer Stock Plan for Outside Directors.

PROPOSALS ON WHICH YOU MAY VOTE

Item 1.    Election of Directors

There are 10 nominees for election this year. Detailed information on each nominee is provided on pages 31 to 34. All directors are elected annually, and serve a one-year term until the next Annual Meeting. All of the director nominees have consented to serve if elected. However, if any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board may reduce the number of directors to be elected at the Annual Meeting, or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate. At this time, the Board of Directors knows no reason why any of the nominees may not be able to serve as a director if elected. Richard H. Lenny, Chairman of the Board, President and Chief Executive Officer of The Hershey Company and a Sunoco director, notified Sunoco in February 2006 of his decision not to stand for re-election at the Annual Meeting. His decision not to stand for re-election is due to increased business demands at Hershey and not because of any disagreement with Sunoco.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

ROBERT J. DARNALL	Director since 2000
Age 67
Mr. Darnall is the former Chairman of the Board of Prime Advantage Corp. (an internet provider of strategic sourcing services and logistics management to industrial manufacturers), a position he held from February 2000 to January 2002, and its former Interim Chief Executive Officer, a position he held from February 2000 to March 2001. He retired as President and Chief Executive Officer of Ispat North America, Inc. (a carbon steel manufacturer) in January 2000, a position he had held since November 1998. He was Chairman, President and Chief Executive Officer of Inland Steel Industries, Inc. (a carbon steel manufacturer and processor/distributor of industrial materials) from September 1992 to October 1998. Mr. Darnall is also a director of Cummins, Inc.; HSBC North American Holdings Inc.; Pactiv Corporation; and United States Steel Corporation.

JOHN G. DROSDICK	Director since 1996
Age 62
Mr. Drosdick is Chairman, Chief Executive Officer and President of Sunoco, Inc. and Chairman of the Board of Directors of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P. Mr. Drosdick was elected Chairman and Chief Executive Officer of Sunoco, Inc. in May 2000 and Chairman of the Board of Sunoco Partners LLC in October 2001. Mr. Drosdick has been a director and President of Sunoco, Inc. since December 1996. He was also Chief Operating Officer of Sunoco, Inc. from December 1996 to May 2000. He is also a director of H.J. Heinz Corporation and United States Steel Corporation.

Nominees for the Board of Directors

URSULA O. FAIRBAIRN	Director since 2001
Age 63
Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), from December 1996 until her retirement in March 2005. She is also a director of Air Products and Chemicals, Inc.; Centex Corporation; Circuit City Stores, Inc.; and VF Corporation.

THOMAS P. GERRITY	Director since 1990
Age 64
Dr. Gerrity is a Professor of Management at The Wharton School (the business school) of the University of Pennsylvania, a position he has held since 1990. He also served as Dean of The Wharton School from July 1990 through July 1999. He is also a director of CVS Corporation; Fannie Mae; Hercules Incorporated; Internet Capital Group, Inc.; and Knight Ridder.

ROSEMARIE B. GRECO	Director since 1998
Age 59
Ms. Greco is Director, Governor’s Office of Health Care Reform for the Commonwealth of Pennsylvania, a position she has held since January 2003. She was founding Principal of GRECOventures Ltd. (a business investment and consulting partnership), a position she held from January 1999 until January 2003. Ms. Greco was Co-Chair of the Private Industry Council of Philadelphia (a private non-profit organization that is a resource for workforce development and job training) from August 1998 to December 1998, and Interim President and Chief Executive Officer of the Council from April 1998 to August 1998. From January 1998 until April 1998, she did consulting work. Ms. Greco was President of CoreStates Financial Corp. (parent company of CoreStates Bank) from May 1996 until August 1997, and President and Chief Executive Officer of CoreStates Bank (a financial institution) from August 1994 until August 1997. She was a bank director from April 1992 to August 1997. Ms. Greco is also a director of Exelon Corp. and Pennsylvania Real Estate Investment Trust; and is a trustee of the SEI I Mutual Funds of SEI Investments.

Nominees for the Board of Directors

JAMES G. KAISER	Director since 1993
Age 63
Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1998. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Mr. Kaiser is also a director of MeadWestvaco Corporation.

R. ANDERSON PEW	Director since 1978
Age 69
Mr. Pew retired from Sunoco in May 1996 as Chief Executive Officer of Radnor Corporation (a real estate subsidiary of Sunoco), a position he had held since March 1995, and as President of Helios Capital Corporation (a leasing subsidiary of Sunoco), a position he had held since September 1977. Mr. Pew is a director of The Glenmede Corporation (a Pennsylvania holding company) and its wholly owned subsidiary, The Glenmede Trust Company, N.A., a provider of investment, trust and wealth management services.

G. JACKSON RATCLIFFE	Director since 1998
Age 69
Mr. Ratcliffe is retired Chairman of the Board of Hubbell Incorporated (an international manufacturer of electrical and electronic products), a position he held from 1987 until September 2004, having been first elected to its Board in 1980. He also served as its President and Chief Executive Officer from January 1988 until his retirement in July 2001. Mr. Ratcliffe is also a director of Barnes Group, Inc.; Hubbell Incorporated; and Praxair, Inc.

Nominees for the Board of Directors

JOHN W. ROWE	Director since 2003
Age 60
Since November 2004, Mr. Rowe has been Chairman, President and CEO of Exelon Corporation (an electric utility company). He has been Chairman and CEO since April 2002, serving as President and Co-CEO from October 2000 through April 2002. He was Chairman, CEO and President of Unicom Corporation and Commonwealth Edison (electric utility companies) from March 1998 until October 2000, prior to the merger of Unicom and PECO Energy. Mr. Rowe is also a director of Northern Trust Corporation.

JOHN K. WULFF	Director since 2004
Age 57
Mr. Wulff is Non-Executive Chairman of the Board of Hercules Incorporated (a manufacturer and supplier of specialty chemical products), a position he has held since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the private-sector organization responsible for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation (a manufacturer of chemicals, plastics, industrial gases and carbon/graphite). During his fourteen years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was an audit partner with KPMG and predecessor firms (accounting and consulting firms). Mr. Wulff is also a director of Fannie Mae and Moody’s Corporation.

Item 2.    Approval of the Sunoco, Inc. Executive Incentive Plan

For a number of years, Sunoco has used its Executive Incentive Plan in order to provide competitive incentive opportunities to executive employees who can significantly influence Sunoco’s performance and improve Sunoco’s ability to attract and motivate its management team. Sunoco intends to continue to use the Executive Incentive Plan to help meet its business goals.

Sunoco’s Board of Directors proposes that you approve the continuation of the Executive Incentive Plan, amended and restated as of March 1, 2006, so that if established goals and targets are met, certain payments that would be made under this plan to Sunoco’s most highly compensated executive officers may be deducted by Sunoco for federal income tax purposes.

Generally, Section 162(m) of the Internal Revenue Code (the “Code”) does not permit publicly held companies like Sunoco to deduct compensation paid to certain executive officers to the extent it exceeds $1 million per officer in any year. However, a performance-based compensation plan that is approved by shareholders at least once every five years will not be subject to this deduction limit. So long as Sunoco complies with these and other requirements set forth in Code Section 162(m), all amounts paid to executive officers under the plan will qualify for a federal tax deduction by Sunoco. The shareholders last approved the Executive Incentive Plan in May 2001.

The material features of the Executive Incentive Plan are described below:

Summary Plan Description:    The following is only a brief summary of the material terms of the plan, and does not describe all the terms of the plan. We urge you to read the complete text of the plan included as Exhibit A to this proxy statement.

♦	The purpose of the plan is to promote the achievement of Sunoco’s short-term, targeted business objectives by providing competitive incentive reward opportunities to those executive employees who can significantly impact Sunoco’s financial and operating performance. The plan is designed to enhance Sunoco’s ability to attract, develop and motivate individuals as members of a talented management team while aligning their interests with those of the shareholders. The approximate number of individuals who are eligible to participate in this plan is 195.

♦	The Compensation Committee (the “Committee”) of Sunoco’s Board of Directors administers the plan, and may amend the plan. This Committee is composed entirely of independent directors of Sunoco, as defined under Code Section 162(m). None of the members receive any additional compensation from Sunoco for administering this plan. If approved by the shareholders, the plan would continue in effect until December 31, 2011, unless this date is extended by shareholder approval to a date no later than December 31, 2016, or otherwise terminated by the Board of Directors.

♦	Awards made under the plan may be based on the overall performance of the Company, and also may recognize business unit, team and/or individual performance. No payment will be made under the plan, unless the Committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; shareholder return; operating capacity utilized; production or sales volumes or throughput; health, environment and safety goals; or other objective criteria.

♦	The Committee has the discretion to reduce the amount payable to, or to determine that no amount will be paid to, a participant. Awards are paid in cash.

♦	The amount of any award is determined for each participant by multiplying the individual participant’s actual base salary by a target percentage, determined from time to time by the Committee. The award will vary based on the level of actual performance. In the event that Sunoco achieves less than the target goals, but attains at least certain minimum threshold goals established by the Committee, participants in the plan will be entitled to receive a portion of the target percentage. If Sunoco attains results that exceed the target goals established by the Committee, participants will be entitled to receive a proportionately larger payment but in no event greater than two times the target percentage. In the event that Sunoco does not achieve at least the minimum threshold goals, no award payment will be made.

♦	The amount of future payments under the Executive Incentive Plan cannot be determined at this time, since they will be based on Sunoco’s future financial and operating performance, and applicable future performance goals and target percentages to be established by the Committee. The awards received by the named executive officers under the plan for 2005 are included in the “Summary Compensation Table” under the heading “Bonus”, on page 46 of this proxy statement.

Your Board unanimously recommends a vote FOR the approval of the Sunoco, Inc. Executive Incentive Plan.

Item 3.     Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year 2006

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2006 subject to your ratification. Ernst & Young has served as our independent registered public accounting firm since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement, if they choose to do so. All the work performed for Sunoco, Inc. by Ernst & Young pertaining to 2005 and the related fees were pre-approved by Sunoco’s Audit Committee. The work performed by Ernst & Young pertaining to 2005 for Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 47.9% ownership interest, and related fees were pre-approved by the Audit/Conflicts Committee of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2005 and 2004 pertaining to work performed for Sunoco, Inc. and Sunoco Logistics Partners L.P. are set forth below.

Auditor Fees

	2005	2004

Audit Fees[1]	$5,613,249	$7,372,701

Audit-Related Fees[2]	$760,099	$736,971

Tax Fees[3]	$22,244	$136,190

All Other Fees	$ —	$ —

Total	$6,395,592	$8,245,862

NOTES	TO TABLE:

[1]	Audit fees for 2005 and 2004 include fees related to the annual audit of Sunoco’s and Sunoco Logistics Partners L.P.’s consolidated financial statements and reviews of their financial statements included in Quarterly Reports on Form 10-Q, and other audit and attestation services related to statutory or regulatory filings. The 2005 and 2004 audit fees also include the audits of Sunoco’s and Sunoco Logistics Partners L.P.’s internal control over financial reporting and their respective management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]	Audit-related fees consisted of fees for consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates and employee benefit plans, and agreed upon procedures reports.

[3]	Tax fees for 2005 and 2004 include fees related to preparation and review of certain subsidiary tax returns and licensing fees for a software package to determine customs payments. The 2004 tax fees also include fees for tax consulting services in a prior year.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent registered public accounting firm for the fiscal year 2006.

Approval of Audit and Non-Audit Services by the Sunoco, Inc. Audit Committee

Under its pre-approval policy, concurrent with the appointment of the independent registered public accounting firm, the Audit Committee specifically pre-approves the recurring audit and audit-related services and estimated fees. In addition, the Audit Committee provides pre-approval of certain audit and audit-related services. This process provides the necessary flexibility to enable the Company to consult with the independent registered public accounting firm on routine audit and audit-related matters or to enable the independent registered public accounting firm to provide services that only they may provide. With regard to tax services, the Audit Committee provides pre-approval for recurring, routine tax compliance services. If circumstances arise during the year that require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approvals, the Audit Committee specifically reviews and pre-approves the services and estimated fees before the independent registered public accounting firm provides such services.

The Company has determined that it will not engage the independent registered public accounting firm for tax planning services for the Company or its executives. The Company will engage its independent registered public accounting firm for permitted non-audit services only if the Audit Committee determines that specific services are in the best interests of the Company and would not impair the independence of the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) reviews Sunoco’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, and opinions on both management’s assessment of as well as the effectiveness of the Company’s internal control over financial reporting. The Committee monitors these processes. A copy of the Audit Committee Charter which specifies the purpose and responsibilities of the Committee is attached to the proxy statement as Appendix A.

The Committee discussed with the Company’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has reviewed and discussed the audited financial statements and management’s and the independent registered public accounting firm’s evaluations of the Company’s system of internal control over financial reporting contained in the 2005 Annual Report on Form 10-K. As part of this review, the Committee met with the General Auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

As required by the standards of the Public Company Accounting Oversight Board, the Committee has discussed with the independent registered public accounting firm (1) the matters specified in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and (2) the independence of the independent registered public accounting firm from Sunoco and its management. The Committee obtained a written statement from the independent registered public accounting firm concerning independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted on March 2, 2006 by the members of the Audit Committee of the Board of Directors:

Thomas P. Gerrity, Chair

Robert J. Darnall

Rosemarie B. Greco

G. Jackson Ratcliffe

John K. Wulff

EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE

The Committee’s Responsibilities:    The Compensation Committee of Sunoco’s Board of Directors (the “Committee”) reviews and approves Sunoco’s executive compensation philosophy; reviews and recommends to the Board for approval Sunoco’s short- and long-term compensation plans; reviews and approves the executive compensation programs and awards; and annually reviews, determines and approves the compensation for the Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation table on page 46 (collectively, the “Named Executive Officers” or “NEOs”). The Committee Chair reports committee actions, decisions and recommendations at the meetings of the full Board. The Committee has authority to directly engage outside advisors, experts and others to assist the Committee at the expense of the Company. (See also the Committee’s Charter attached to this proxy statement as Appendix B.)

Committee Governance:    The Committee is comprised of non-employee, independent directors. The Committee directly retains a compensation consultant, who advises it regarding “best practices” in executive compensation and assesses Sunoco’s competitive position and the levels of compensation for the three components of the Company’s executive compensation program—base salaries, annual incentives and long-term incentives. The market data reviewed by the Committee include data from Sunoco’s performance peer group, other companies in the oil industry and other companies in general industry whose data are adjusted for each company’s relative revenue base (“Market Data”). The compensation consultant also advises the Committee with respect to specific executive compensation decisions. There is a formal orientation program for new Committee members to help ensure that they understand the substantive responsibilities of the Committee. After every regular Committee meeting, the Committee holds an executive session with Committee members and the compensation consultant, followed by an executive session consisting only of Committee members. The Committee annually reviews tally sheets that set forth the company’s total compensation obligations to the CEO and the senior executives under various scenarios, including voluntary termination, normal retirement, involuntary termination and involuntary termination due to a change-in-control of the Company. In conjunction with making the annual executive compensation awards, the Committee also reviews tally sheets setting forth each senior executive’s total compensation, including the executive’s realized compensation from the prior year, the targeted and projected compensation for the current year, and targeted compensation for the coming year. The Committee annually reviews all of the perquisites of the CEO and the other NEOs as well as their compliance with Sunoco’s policies regarding perquisites. The Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any senior executive. The Committee receives reports from the Company’s Chief Governance Officer as to current governance trends in the area of executive compensation. The Committee also establishes, reviews, approves and monitors compliance with the Company’s Executive Stock Ownership Guidelines. Sunoco’s long-term incentive awards generally have been granted at a rate of less than 1% of its outstanding common shares per year. It is generally the Committee’s philosophy to keep within this parameter.

Executive Stock Ownership Guidelines:    The Committee considers stock ownership by executives to be an important means of linking executive interests directly to those of shareholders. Sunoco maintains stock ownership guidelines for its approximately 40 top executives. The amount of stock required to be owned increases with the level of responsibility. The Chief Executive Officer is expected to own stock with a value at least equal to six times his base salary, and the senior executives (including the other NEOs) are expected to own stock with a value at least three times their base salary. All other executives covered by the guidelines are required to own stock with a value equal to their base salary. Shares that the executives have the right to acquire through the exercise of stock options or which may be earned at some time in the future through common stock units (“CSUs”) are not included in the calculation of stock ownership until any such rights result in the actual ownership of common shares. New participants are expected to reach their respective stock ownership goals by the end of a five-year period. In 2004, the Committee adopted a “holding period” requirement for stock option exercises for the CEO and senior executives in addition to the stock ownership guidelines. Senior executives who are above their stock ownership guidelines and who are exercising stock options are required to retain shares equal to 50% of the after-tax gain on the option exercises for one year from the date of exercise, and senior executives who are below these ownership guidelines must retain shares equal to 100% of the after-tax gain on the option exercise. Also, at the discretion of the Committee, senior executives who are above their stock ownership guidelines will receive CSUs which, if earned, are payable in cash rather than common stock. Annually, the Committee reviews the share ownership levels of executives subject to these guidelines. As of January 1, 2006, the CEO and the other NEOs were in compliance with the stock ownership guidelines.

Compensation Philosophy:    Sunoco operates in a competitive, challenging and highly volatile industry. The Committee believes that the compensation program for the NEOs should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives, and motivate them to contribute to the Company’s success. The Committee’s compensation philosophy:

♦	Targets a compensation package (base salary and performance-based annual and long-term opportunities) that at the time of grant is at the median range of the Performance Peer Group (defined below), the oil industry and general industry as adjusted for relative revenues. However, actual realized compensation can be significantly lower or higher than the median range based on actual Company performance. This occurs because the annual incentive opportunity and the long-term incentive opportunities are performance-based and depend on the attainment of pre-set Company performance measures or increases in the Company’s stock price;

♦	Encourages strong financial and operational performance of the Company by promoting the achievement of Sunoco’s short-term and long-term business objectives;

♦	Focuses executives on “beating the competition” by including objectives based on performance relative to peer companies; and

♦	Aligns executive compensation with the interests of Sunoco’s shareholders by providing stock incentives and requiring significant shareholdings.

The Company’s compensation program is designed to link compensation to the Company’s overall performance so that the actual compensation received by employees is aligned with the Company’s overall performance in the areas of income, return on capital employed, and total shareholder return.

The Committee reviews all aspects of the executive compensation program in a holistic manner. For the past two years, it has been using “tally sheets” as a tool to assist in this regard. The Committee has reviewed the tally sheets, which contain all components of the CEO’s and the other NEOs’ total compensation, including salary, annual incentives, long-term incentives, and the value or incremental cost to the Company of all other compensation. In addition, in consultation with the compensation consultant, management and other outside advisors, the Committee has reviewed the estimated compensation that would be received by the CEO and the other NEOs under various scenarios, including voluntary or involuntary termination, normal retirement, and involuntary termination due to a change-in-control of the Company. The Committee has determined that this total compensation and potential compensation is consistent with its compensation philosophy.

Compensation Methodology:    The Committee reviews the effectiveness and competitiveness of its compensation structure, with the assistance of the compensation consultant. There are three basic components of executive compensation at Sunoco: (1) base salary, (2) annual incentives, and (3) long-term incentives. As part of its review, the Committee looks at the compensation practices of its peer companies. Due to changes in certain peer group companies as a result of acquisitions and divestments during 2005, the Committee approved a new peer group for compensation and proxy purposes that consists of Amerada Hess, ConocoPhillips, Frontier Oil, Lyondell, Marathon, Murphy Oil, Tesoro and Valero. (See the companies in the Stock Performance Graph on page 52) (“Performance Peer Group”). In selecting the new Performance Peer Group, the Committee reviewed the potential impact on compensation had this new group been the performance peer group in the past, and determined that the compensation would not have been materially different. Because the Committee believes that the Company’s direct competition for executive talent is broader than the Performance Peer Group, in addition to the compensation practices of the Performance Peer Group, the Committee reviews compensation practices of other companies in the oil industry and general industry, adjusted for relative revenues.

Components of Compensation:

♦	Base Salary: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The Committee, with input from the compensation consultant, approves all salaries for the NEOs. The CEO provides input for the NEOs other than himself. The Committee strives to establish base salaries for the NEOs at the median range of base salaries in the Market Data. Base salaries are also influenced by internal equity and individual performance, including experience in position and scope of responsibilities, results achieved and future potential.

♦	Annual Incentive: Annual incentive awards for the NEOs are provided in order to promote the achievement of Sunoco’s short-term business objectives. Each year the Committee considers the Company’s prior year’s performance and objectives and its expectations for Sunoco in the upcoming year, as linked to Sunoco’s strategic plan. The Committee also considers market expectations of Sunoco’s performance in the coming year. Based on these considerations, the Committee sets certain Company performance goals which must be met before payments will be made. The Committee reviews performance data with management and with the compensation consultant, and determines the extent to which these goals have been achieved at the end of the performance period. Actual payout may range from 0% to 200% of the annual incentive opportunity, depending on achievement of Company objectives, with payments increasing as Company performance improves. Most Sunoco salaried and hourly employees participate in an annual incentive plan with the same performance goals as those used for the executives.

For the 2005 awards, the Committee established a fixed percentage of actual annual base salary as an executive’s guideline annual incentive, based on the level of responsibility and the Market Data as presented by its compensation consultant. The guideline incentive increases with the level of responsibility of each executive. Annual incentive awards for 2005 were based on meeting weighted objectives for the following principal measurements:

➢	Sunoco’s after-tax operating income, as approved by the Committee; and

➢	Sunoco’s performance relative to the Performance Peer Group that had been in effect when the performance objectives were established, as measured by return on capital employed (“ROCE”);

as modified by certain health, environment and safety (“HES”) performance goals.

Favorable refining margins together with an improved asset portfolio and operational performance in 2005 helped to drive increases in the Company’s income and ROCE. As a result, the 2005 annual incentives paid out at 200% for the NEOs. The performance goals for the 2005 annual incentives were operating income and ROCE, as modified by HES performance measures. Sunoco’s 2005 operating income was $1,012 million (compared to $629 million in 2004) and its ROCE was approximately 32% (compared to 22% in 2004). Sunoco ranked first among the Performance Peer Group in 2005 in ROCE.

For the 2006 annual incentive awards, the Committee evaluated the performance measures and determined that operating income and ROCE, as modified by HES performance measures, remain the most appropriate goals since they continue to be linked to Sunoco’s short-term strategic goals. In order to payout at target, Sunoco’s ROCE must exceed the median of the Performance Peer Group. In addition, the Committee also determined that in order to achieve maximum payout, Sunoco must be first among the Performance Peer Group.

♦	Long-Term Incentive Awards: Long-term incentive awards for the NEOs are granted in order to promote the achievement of Sunoco’s long-term strategic business objectives. Each year, the Committee reviews and approves all long-term incentive awards. In determining the total value of the long-term incentive opportunity for each executive, the Committee reviews the level of responsibility, the total compensation of each senior executive, and the Market Data presented by its compensation consultant. Sunoco’s long-term compensation program has consisted of a mix of stock options and performance-based CSUs. Each year, the Committee evaluates the appropriate value mix of stock options and performance-based CSUs. For the awards granted in December 2005, the Committee reviewed the value mix with the compensation consultant, and it was noted that the data supported its practice of splitting the target value of the long-term incentives equally between stock options and performance-based CSUs.

The following is a description of the awards granted in December 2005:

➢	Stock Options: Options have an exercise price equal to the fair market value of common stock on the date of grant, are exercisable beginning two years from the date of grant, and have a term of ten years from the date of grant. The stock price at the time of grant was $77.54.

➢	Common Stock Units: For the 2005 awards, payout will depend upon achievement by the Company of certain performance levels based on two equally weighted performance measures relative to Sunoco’s Performance Peer Group—total shareholder return and earnings per share growth, and both are measured against the prior three-year period. The Committee was of the view that ROCE continues to be an important measure, and thus, decided to retain it as a performance measure for the annual incentive for 2006. However, in reviewing the long-term strategic plan for the next three years, which includes expected income improvement projects, the Committee decided to include total shareholder return to align management with the long-term strategic plan. Although the plan, as approved by shareholders, allows for a maximum payout of 200%, the Committee decided to cap the maximum payout for the 2005 awards at 150%. The actual payout of these awards may range from zero to 150% based on actual results. Further, the Committee determined that maximum payout can only occur if Sunoco ranks first among the Performance Peer Group. These awards were granted in tandem with dividend equivalent rights.

The performance-based CSUs have been designed to pay out only if certain objective Company-specific performance measures have been met over a three-year period. The performance-based CSU payments made in early 2006 reflect awards granted in 2002 and the Company’s performance with respect to the award criteria during 2003 through 2005. These CSUs paid out at 200% because performance measures were exceeded over this three-year period. The performance measures for these awards were ROCE versus the Company’s cost of capital and growth in earnings per share (EPS). At the end of the performance period, ROCE versus the cost of capital was 22.4% versus 8.8% and the compounded annual EPS growth was approximately 43%. Favorable refining margins and an improved asset portfolio and operational performance has led to three consecutive years of increasing ROCE, EPS and share price levels. Due to the manner in which long-term awards are measured, the payout under a long-term award is influenced not only by performance in the year in which the award is paid, but also by performance for the two prior years. As a result, extreme positive or negative performance during the two years prior to the payout of an award may influence the actual award more than performance in the year in which the award matures.

Chief Executive Officer Compensation:    The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other NEOs. However, Mr. Drosdick’s overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. Mr. Drosdick’s total compensation is designed in accordance with the compensation methodology set forth above and is set at the median range of the CEO Market Data based on targeted Company performance. Given the Company’s performance in 2005, which exceeded the performance measures for income, ROCE and earnings per share growth, Mr. Drosdick’s 2005 compensation exceeds the median. For 2005, the Chief Executive Officer’s compensation components were:

♦	Base Salary: The Committee, as well as all independent directors, evaluated Mr. Drosdick’s individual performance during 2004 based on criteria, including: overall leadership, development and stewardship of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior management team and provision for management development and succession, and effective communications with stakeholders. As a result of this evaluation, a review of Market Data and Sunoco’s performance in 2004, the Committee approved an increase in Mr. Drosdick’s annual salary from $980,000 to $1,100,000, effective January 1, 2005.

♦	Annual Incentive: Based on the compensation methodology set forth above, the Committee set Mr. Drosdick’s annual incentive guideline for 2005 at 120% of his base salary. In determining this incentive guideline, the Committee considered, without specific weighting, all of the criteria that are referred to under “Base Salary”. As in the case of the other NEOs, the 2005 performance goals for the annual incentive award for Mr. Drosdick were based on meeting weighted objectives for Sunoco’s after-tax operating income and the Company’s ROCE performance relative to the former Performance Peer Group, with Mr. Drosdick’s total payout being modified by the average performance of all business units on certain HES performance goals. Based on the Company’s performance during 2005, Mr. Drosdick’s annual incentive payment for fiscal year 2005 was $2,640,000 or 200% of the guideline incentive.

♦	Long-Term Incentive Compensation: Based on the compensation methodology set forth above, Mr. Drosdick was awarded long-term incentive compensation in 2005 consisting of 114,000 stock options which become exercisable in December 2007, and 32,000 performance-based CSUs. In determining the amounts granted, the Committee considered, without specific weighting, the Company’s performance, the criteria that are referred to above under “Base Salary,” and previous awards granted to the CEO.

During the 2003-2005 period, total shareholder return was over 400%, and Sunoco’s total market capital increased from approximately $3 billion to approximately $10 billion despite the reduction in outstanding shares of 13 percent. As a result of the alignment of Mr. Drosdick’s compensation with the interests of shareholders, his compensation from long-term incentives significantly exceeded the value of the compensation granted at the median levels at the time of grant as described below.

Performance-based CSUs that were awarded by the Committee in December 2002 had a performance-measurement period that ended December 31, 2005. In 2002, Mr. Drosdick was awarded CSUs with a value of $1,507,500 at the time of grant. By the end of the three-year performance period, the common stock price had increased five fold to a split adjusted $79.19, and the performance payout was at 200%, resulting in a payout to Mr. Drosdick in early 2006 of $16,205,500, including dividend equivalents. The performance measures for the 2002 CSU awards and the actual performance versus these measures are disclosed under “Long Term

Incentive Awards” on page 42. The total amount earned by the CEO is shown in the “LTIP Payouts” column of the Summary Compensation Table, and related footnotes, on pages 46 through 48.

In 2005, Mr. Drosdick realized a net value of $26,018,520 from the exercise of stock options that had been awarded to him in 2002 and 2003. The exercise prices of these options were $15.075 and $24.51, respectively, and they had a Black-Scholes value at the time of grant of $877,500 and $2,026,640, respectively. Mr. Drosdick realized a gain of $7,825,000 on the options granted in 2002 due to an increase in the stock price from $15.075 to $46.375. The gain on options granted in 2003 was $18,193,520 due to an increase in the stock price from $24.51 to $83.65 and $83.45 on the date of his two exercises. Mr. Drosdick retained shares with a value of 50% of the after-tax profit realized from these exercises.

Deductibility of Compensation:    Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO and the next four highest paid officers during any fiscal year unless certain requirements are met. The Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Company believes that the stock options and performance-based CSU grants under the Long-Term Performance Enhancement Plan II and annual incentive awards under the Executive Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Base salary does not qualify as “performance-based” compensation and is subject to Section 162(m) deduction restrictions. In 2005, Mr. Drosdick’s base salary was $1,100,000, and thus $100,000 of his base salary and the costs of his perquisites, and any associated tax gross-ups, were not deductible. In addition, the deductibility of personal use of the corporate aircraft has been limited pursuant to the American Jobs Creation Act. The Board and the Committee believe that it is in the best interests of the Company for the Committee to retain flexibility and discretion to make compensation awards in order to foster achievement of corporate goals, including performance measures established by the Committee, as well as other goals deemed important to the Company’s success, such as encouraging employee retention, and rewarding achievement. The Committee does not have a policy that all compensation must be deductible. The Committee reserves the right to pay non-deductible amounts in executive compensation if it determines that would be in the best interests of the Company and its shareholders.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Ursula O. Fairbairn, Chair

James G. Kaiser

Richard H. Lenny

G. Jackson Ratcliffe

John W. Rowe

Compensation Committee Interlocks and Insider Participation:    There are none.

Named Executive Officers

JOHN G. DROSDICK, 62 Chairman, Chief Executive Officer and President, Sunoco, Inc., and Chairman of the Board of Directors of Sunoco Partners LLC	Mr. Drosdick was elected Chairman and Chief Executive Officer of Sunoco, Inc. in May 2000. He was elected a director and President and Chief Operating Officer of Sunoco, Inc. in December 1996. He has been Chairman of the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., since October 2001.

JOEL H. MANESS, 55 Executive Vice President, Refining and Supply	Mr. Maness was elected to his present position in February 2006. He was Senior Vice President, Refining and Supply from September 2001 to February 2006. and Senior Vice President, Sunoco Northeast Refining from November 2000 to September 2001.

THOMAS W. HOFMANN, 54 Senior Vice President and Chief Financial Officer	Mr. Hofmann was elected to his present position in January 2002. He was Vice President and Chief Financial Officer from July 1998 to January 2002.

ROBERT W. OWENS, 52 Senior Vice President, Marketing	Mr. Owens was elected to his present position in September 2001. He was Senior Vice President, Sunoco Northeast Marketing from May 2000 to September 2001.

BRUCE G. FISCHER, 50 Senior Vice President, Sunoco Chemicals	Mr. Fischer was elected to his present position in January 2002. He was Vice President, Sunoco Chemicals from November 2000 to January 2002.

CHARLES K. VALUTAS, 55 Senior Vice President and Chief Administrative Officer	Mr. Valutas was elected to his present position in May 2000.

EXECUTIVE COMPENSATION

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards[1]		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)[2]	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)[3]	LTIP Payouts ($)	All Other Compensation[4] ($)

J. G. DROSDICK[5] Chairman, Chief Executive Officer and President	2005 2004 2003	1,100,000 980,000 960,000	2,640,000 2,254,000 1,798,944	166,648[6] 91,233[6] 38,891[6]	0 0 0	114,000 236,000 308,000	16,205,500[7] 4,253,750[7] 4,079,625[7]	57,970 50,960 49,920

J. H. MANESS[5] Executive Vice President, Refining and Supply	2005 2004 2003	500,000 450,000 435,000	700,000 585,000 498,614	9,254[8] 4,138[8] 8,496[8]	0 0 0	31,200 65,600 59,600	3,046,634[7] 782,690[7] 986,049[7,9]	26,350 23,400 22,260

T. W. HOFMANN[5] Senior Vice President and Chief Financial Officer	2005 2004 2003	475,000 440,000 385,000	665,000 572,000 447,632	8,632[8] 8,572[8] 9,094[8]	0 0 0	25,000 60,000 58,200	2,592,880[7] 680,600[7] 217,852[7]	25,032 22,880 20,020

R. W. OWENS[5] Senior Vice President, Marketing	2005 2004 2003	450,000 430,000 415,000	630,000 552,013 488,040	3,241[8] 2,804[8] 12,159[8]	0 0 0	23,500 56,400 57,000	2,916,990[7] 748,660[7] 301,892[7]	23,715 22,360 21,580

B. G. FISCHER[5] Senior Vice President, Sunoco Chemicals	2005 2004 2003	400,000 382,000 364,000	520,000 496,600 422,233	7,524[8] 7,628[8] 31,434[8]	0 0 0	21,000 49,800 48,000	2,592,880[7] 680,600[7] 214,180[7]	21,080 19,864 18,928

C. K. VALUTAS[5] Senior Vice President and Chief Administrative Officer	2005 2004 2003	400,000 385,000 367,500	520,000 500,500 427,285	2,840[6] 5,250[6] 3,973[6]	0 0 0	21,000 49,800 48,000	2,592,880[7] 680,600[7] 261,096[7]	21,080 20,020 19,110

NOTES TO TABLE:

[1]	Long-term awards were composed of stock options and CSUs (representing shares of Sunoco common stock). Grants of Performance-Based Common Stock Unit Awards are excluded from this table; however, such grants made during the last completed fiscal year are reflected in the table of Performance-Based Common Stock Unit Awards on page 51.

[2]	The following table summarizes the payouts since 2003 under Sunoco’s annual incentive plan, together with Company performance. The payout ranges from 2003 to 2005 are based on Sunoco’s after-tax operating income, Sunoco’s performance relative to the Performance Peer Group as measured by return on capital employed, and reflect the impact of the Health, Environment and Safety (“HES”) modifier for certain business units on their overall incentive payout.

Plan Year	Payout (%)	Operating Income ($ in millions)	ROCE (%) (based on Operating Income)

2005	200%	$1,012	32.5

2004	197.5% to 200%	$629	21.7

2003	187.4% to 196%	$335	13.2

[3]	The number of shares in this column, as well as share and per-share amounts in the following footnotes, have been adjusted to reflect the August 1, 2005 two-for-one stock split.

[4]	The table below shows the components of this column for 2005:

Name	Company Match Under Defined Contribution Plans*	Cost of Basic Life Insurance	Total

J. G. Drosdick	$55,000	$2,970	$57,970
J. H. Maness	$25,000	$1,350	$26,350
T. W. Hofmann	$23,750	$1,282	$25,032
R. W. Owens	$22,500	$1,215	$23,715
B. G. Fischer	$20,000	$1,080	$21,080
C. K. Valutas	$20,000	$1,080	$21,080

*	Executive officers participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan for most employees, and (ii) the Sunoco, Inc. Savings Restoration Plan. The Savings Restoration Plan permits a SunCAP participant to continue receiving the Company-matching contribution after reaching certain limitations under the Internal Revenue Code.

[5]	The base salaries and guideline incentives of the CEO and the other NEOs for 2006 are indicated in the table below:

Name	2006 Salary	2006 Guideline Incentive (% of Base Salary)

J. G. Drosdick	$1,140,000	120%
J. H. Maness	$550,000	75%
T. W. Hofmann	$500,000	70%
R. W. Owens	$465,750	70%
B. G. Fischer	$414,000	65%
C. K. Valutas	$414,000	65%

NOTES TO TABLE: (CONTINUED)

[6]	The amount shown for 2004 includes $36,173 for tax gross-ups related to business and country club memberships and personal and spousal/family flights on the corporate aircraft and $55,060 for perquisites. The perquisites include financial planning, home security monitoring, a country club membership, parking, $14,586 representing the incremental cost to Sunoco for a company-provided leased car and $21,690 representing the incremental cost to Sunoco for personal use of the corporate aircraft, which the Board of Directors recommended for security reasons. The amount shown for 2005 includes $88,915 for tax gross-ups and $77,733 for perquisites, including $48,780 representing the incremental cost to Sunoco for personal use of the corporate aircraft. Sunoco provides its executive officers with personal benefits (or perquisites) as part of providing a competitive compensation program, which are more fully described under “Other Compensation” on page 53 in this proxy statement. These benefits are valued based on their incremental cost to the Company. The amount shown for 2003 consists of tax gross-ups related to perquisites.

[7]	The amounts shown are equal to the number of performance-based CSUs granted multiplied by the performance factor and the price at payout (which is the average closing price of the Company’s common stock for the last ten trading days of the performance period) plus the value of the related dividend equivalents. The payouts, which are reported in the year the performance period ends, are made early in the following year. The following table summarizes the relevant information for each payout:

Year Granted	Price at Grant Date	Performance Period	Performance Factor	Price at Payout

2000	$13.94	2001-2003	150%	$25.69

2001	$18.91	2002-2004	200%	$40.95

2002	$15.08	2003-2005	200%	$79.19

[8]	The amounts shown consist of tax gross-ups related to business and country club memberships and spousal/family flights on the corporate airplane when a spouse/family member accompanied an executive on business, if any. The incremental cost of the perquisites provided to the NEOs, other than the CEO, did not exceed $50,000 for any of the three years. Accordingly, these amounts have not been included in the table. (See footnote 6 above for information on the CEO.)

[9]	In addition to the performance-base CSU payouts discussed in footnote 7 above, the amount for 2003 includes the payout of 32,000 CSUs with a value of $643,360, including dividend equivalents, representing the final installment of a special award in connection with the hiring of Mr. Maness in 2000.

Aggregated Option/SAR Exercises and Year-End Values

The following table shows information for the NEOs concerning:

♦	exercises of stock options and stock appreciation rights (SARs) during 2005; and

♦	the amount and values of unexercised stock options and SARs as of December 31, 2005.

Aggregated Option/SAR Exercises in 2005 and Year-End Option/SAR Values

Name	Number of Securities Underlying Options/ SARs Exercised (#)	Value Realized[1] ($)	Number of Securities Underlying Options/SARs Unexercised At Year-End (#)		Value of Unexercised In-the- Money Options/SARs At Year-End ($)[2]
			Exercisable	Unexercisable	Exercisable	Unexercisable

J. G. DROSDICK Chairman, Chief Executive Officer and President	558,000	26,018,520	0	350,000	0	8,851,360

J. H. MANESS Executive Vice President, Refining and Supply	59,600	3,524,744	0	96,800	0	2,459,968

T. W. HOFMANN Senior Vice President and Chief Financial Officer	58,200	3,441,948	0	85,000	0	2,247,000

R. W. OWENS Senior Vice President, Marketing	57,000	3,370,980	0	79,900	0	2,112,180

B. G. FISCHER Senior Vice President, Sunoco Chemicals	48,000	2,838,720	0	70,800	0	1,865,220

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	48,000	2,838,720	0	70,800	0	1,865,220

NOTES TO TABLE:

[1]	Value realized is equal to the difference between the option/SAR exercise price and the fair market value of Sunoco common stock at the date of exercise multiplied by the number of options/SARs exercised. During 2005, Mr. Drosdick exercised options relating to 558,000 award grants that were made in 2002 and 2003. The exercise prices ranged from $15.075 to $24.51 and the share value at the time of exercise ranged from $46.375 to $83.65.

[2]	Value of unexercised in-the-money options is equal to the difference between option/SAR exercise price and the fair market value of Sunoco common stock on the last day of the fiscal year, December 31, 2005, which was $78.38, multiplied by the number of in-the-money unexercised options.

Option Grant Table

The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2005. These options to purchase common stock were granted to the NEOs under Sunoco’s Long-Term Performance Enhancement Plan II (“LTPEP II”).

Option Grants in 20051

Name	Individual Grants					Grant Date Value
	Securities Underlying Options Granted[2]		Percent Of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/share)	Expiration Date	Grant Date Present Value ($)[3]
	Date	Number

J. G. DROSDICK Chairman, Chief Executive Officer and President	11/30/05	114,000	30.51	77.54	11/30/15	2,594,640

J. H. MANESS Executive Vice President, Refining and Supply	11/30/05	31,200	8.35	77.54	11/30/15	710,112

T. W. HOFMANN Senior Vice President and Chief Financial Officer	11/30/05	25,000	6.69	77.54	11/30/15	569,000

R. W. OWENS Senior Vice President, Marketing	11/30/05	23,500	6.29	77.54	11/30/15	534,860

B. G. FISCHER Senior Vice President, Sunoco Chemicals	11/30/05	21,000	5.62	77.54	11/30/15	477,960

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	11/30/05	21,000	5.62	77.54	11/30/15	477,960

NOTES TO TABLE:

[1]	No Stock Appreciation Rights (“SARs”) were granted.

[2]	Each option was awarded with an exercise price equal to the fair market value of a share of Sunoco common stock on the date of grant and will become exercisable two years from the grant date. Each option has a term of ten years from the date of grant. Upon retirement, death or permanent disability, options continue to vest pursuant to the vesting schedule and may be exercised for up to 60 months, but not prior to two years after the grant date or after the end of the original ten-year option term. These stock options were granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a Change in Control (as defined in LTPEP II) and permit the holder to be paid in cash the appreciation on a stock option instead of exercising the option.

[3]	The estimated fair value on the date of grant is $22.76 per option which represents the amount used by the Company for recognition of expense for stock options under Statement of Financial Accounting No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The value on the date of grant was calculated using the Block-Scholes option pricing model based on the following weighted-average assumptions: an expected life of 5 years; a 4.5% risk free interest rate; a dividend yield of 1.0%; and expected volatility of 27.7%.

Other Long-Term Incentive Awards

Performance-Based Common Stock Unit Awards Granted in 20051

				Estimated Future Payout
Name	Number of Common Stock Units (CSUs)	Value on Date of Grant ($)[2]	End of Performance Period	Threshold (Number of CSUs)	Target (Number of CSUs)	Maximum (Number of CSUs)

J. G. DROSDICK Chairman, Chief Executive Officer and President	32,000	2,481,280	12/31/08	0	32,000	48,000

J. H. MANESS Executive Vice President, Refining and Supply	8,600	666,844	12/31/08	0	8,600	12,900

T. W. HOFMANN Senior Vice President and Chief Financial Officer	6,860	531,924	12/31/08	0	6,860	10,290

R. W. OWENS Senior Vice President, Marketing	6,460	500,908	12/31/08	0	6,460	9,690

B. G. FISCHER Senior Vice President, Sunoco Chemicals	5,630	436,550	12/31/08	0	5,630	8,445

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	5,630	436,550	12/31/08	0	5,630	8,445

NOTES TO TABLE:

[1]	The actual payout of the performance-based CSU awards granted will depend upon the achievement by the Company of certain performance levels based on two equally weighted performance measures relative to Sunoco’s peer group—total shareholder return and earnings per share growth, which is measured as the average earnings per share during the three-year performance period versus the average for the prior three-year period. Performance-based CSU awards generally vest upon completion of the three-year performance period. Upon retirement, death or permanent disability, CSUs continue to vest pursuant to the vesting schedule, but the actual payout, if any, continues to be dependent upon the performance levels achieved over the three-year performance period. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out, if any. Any CSUs which are earned will be paid in cash based upon the average price of the Company’s common stock for the last ten trading days of the performance period.

[2]	Based on stock price of $77.54 on the date of grant.

STOCK PERFORMANCE GRAPH

Sunoco’s performance peer group is composed of major domestic independent refining and marketing companies and other companies which have significant interests in businesses common with Sunoco. Due to changes in certain peer group companies resulting from acquisitions and divestments during 2005, Sunoco approved a new peer group for 2006.

NOTES TO GRAPH:

[1]	Assuming that the value of the investment in Sunoco common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested, this graph compares Sunoco’s cumulative total return (i.e., based on common stock price and dividends), plotted on an annual basis, with Sunoco’s performance peer groups’ cumulative total returns and the S&P 500 Stock Index (a performance indicator of the overall stock market).

[2]	Premcor was included in the Peer Group on April 29, 2002, the date the company completed its initial public offering. It was removed on September 1, 2005, the date of the Premcor and Valero merger.

[3]	Conoco merged with Phillips on September 3, 2002. Prior to this date, the Peer Group reflects the total shareholder return for Phillips only.

OTHER COMPENSATION

In addition to base salary, annual incentive and long-term award opportunities, the Company also provides its NEOs with certain other benefits and perquisites.

♦	The Deferred Compensation Plan provided the NEOs the opportunity to defer the receipt of all or a portion of the annual incentive awards paid to the executive before January 1, 2005, as designated by the executive. Neither the CEO nor any of the other NEOs have any outstanding deferred compensation balances under the Sunoco, Inc. Deferred Compensation Plan. This plan was frozen in 2005, and no awards paid after December 31, 2004 may be deferred.

♦	The NEOs are eligible to participate in certain Company-provided retirement plans, including the Sunoco, Inc. Retirement Plan, a qualified plan, and the Sunoco, Inc. Pension Restoration Plan and the Sunoco, Inc. Executive Retirement Plan, two non-qualified plans. See “Pension Plans” on page 54 in this proxy statement for a description of these plans, as well as current estimated annual benefits due to the NEOs based on their current years of service.

♦	The NEOs may participate in the Sunoco, Inc. Savings Restoration Plan, which is made available to employees who participate in Sunoco’s Capital Accumulation Plan (401(k) Plan) (“SunCAP”) and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the Internal Revenue Code. Under this plan, the participant may contribute to an account an amount in excess of the applicable limits. Matching contributions by Sunoco are credited to the extent that they would otherwise be made under SunCAP (up to a maximum of 5% of base salary). (For additional information see footnote 4 to the Summary Compensation Table on page 47.)

♦	Sunoco has two executive severance plans, the Sunoco, Inc. Executive Involuntary Severance Plan, which provides severance allowances to executives whose employment is terminated by the Company for other than just cause, death or disability, and the Sunoco, Inc. Special Executive Severance Plan, which provides severance allowances to executives whose employment is terminated in connection with or following a change in control of the Company. (See “Severance Plans” on page 57 of this proxy statement for a description of these plans as well as current estimated severance payments due to the NEOs based on those plans.)

♦	In 2005, the NEOs received perquisites including: reimbursement for financial counseling up to a maximum of $2,500 per year; a Company-paid parking space at the headquarters office; country and business club memberships (in addition to the limited number of club memberships that the Company maintains for business purposes); home security monitoring system; Company tickets or seats for sporting events; in the case of the CEO only, a Company-provided car and access to corporate aircraft for personal use for security reasons, as determined by the Board of Directors. A spouse and/or family member may accompany the executive on a business trip, and, in the case of the CEO, a spouse and/or family member may accompany him on business or personal trips.

Sunoco’s methodology for calculating the costs associated with personal use of the corporate aircraft has been the incremental cost to the Company based on cost of fuel and amount of fuel used per hour of flight, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking fees, and maintenance-related costs for the aircraft used for personal flights. Since the corporate aircraft are primarily used for business-related travel, fixed costs that do not change based on usage (e.g., pilots’ and other employees’ salaries, purchase costs of Company-owned aircraft, the cost of and maintenance not related to personal travel) are not included.

The Company provides NEOs with tax gross-ups for business and country club memberships, spousal/family flights on the corporate aircraft, and in the case of the CEO, personal use of the corporate aircraft.

PENSION PLANS

The NEOs participate in three plans that provide for retirement benefits. The earnings on which retirement benefits are calculated under each of these plans include both base pay and annual incentives.

The Sunoco, Inc. Retirement Plan and Pension Restoration Plan

The Sunoco, Inc. Retirement Plan (“SCIRP”) is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the NEOs. SCIRP provides for normal retirement age at 65 and permits earlier retirement in certain cases. The plan includes two formulas:

(1)	a final average pay formula based upon credited years of service, final average pay (average earnings during the three consecutive years (36 months) of highest earnings in the last ten years or 120 consecutive months), reduced by a portion of the primary Social Security benefit expected to be received; and

(2)	a career pay (cash balance) formula based on a percentage of pay each year and an indexing adjustment.

For employees, including the NEOs, hired before January 1, 1987, the benefits under SCIRP are calculated under whichever of the formulas described above produces the higher benefit. For employees, including the NEOs, hired on or after January 1, 1987, retirement benefits are calculated under the career pay formula only. Benefits for NEOs are capped by Internal Revenue Code limits. Since the benefits are capped, the NEOs are eligible to participate in the Pension Restoration Plan, a non-qualified plan that provides retirement benefits that would be provided under SCIRP except for the Internal Revenue Code limits.

The Sunoco, Inc. Executive Retirement Plan

The Sunoco, Inc. Executive Retirement Plan (“SERP”) is a non-qualified plan available to the NEOs. The SERP may provide pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan. To vest in the SERP retirement benefit, the NEO must be at least 55 years of age and have a minimum of five (5) years service. SERP benefits are offset by benefits payable from SCIRP and the Pension Restoration Plan. The maximum benefit payable under any SERP formula cannot exceed 50% of the NEO’s final average earnings, except for the CEO in which case it cannot exceed 60% of the CEO’s final average earnings. In addition, the SERP provides a 50% survivor benefit for the spouse payable in the event of an NEO’s death. The SERP can also provide benefits in the event of involuntary termination or change in control of the Company.

The SERP will provide Mr. Drosdick with a retirement benefit equal to 60% of final average earnings at age 65 reduced by the benefits to be paid from the SCIRP and the Pension Restoration Plan. This benefit will vest with 10 years of service (which will occur in November 2006) or upon a change in control of the Company and will be reduced 5% for each year retirement is prior to age 65.

In the event of voluntary termination, the accrued SERP benefit would only be payable if the NEO is at least age 55 and has at least five years of service. If the NEO does not meet those requirements, only the vested benefits under SCIRP and the Pension Restoration Plan would be payable. In the event of involuntary termination, SERP benefits vest and are payable upon termination if less than age 55 and prorated if the NEO has less than five years executive service. In the event of involuntary termination in connection with a change in control, SERP benefits fully vest and also provide an additional three years service, subject to reduction for service after the change in control.

The two non-qualified plans are unfunded. The benefits from the non-qualified plans are paid from general corporate assets which are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

The following table shows the estimated annual retirement benefits payable to all NEOs other than Mr. Drosdick based upon the final average pay formulas of the SCIRP, the Pension Restoration Plan, and the SERP, combined. Participants may elect to receive their accrued benefits from qualified plans in the form of either a lump sum or an annuity. Pension Restoration Plan benefits and SERP benefits are payable only in the form of a lump sum except that participants in SERP may elect to receive their SERP benefits that would have been payable in the event of voluntary termination as of December 31, 2004 in the form of either a lump sum or an annuity. The estimates shown in the table below assume that benefits are received in the form of a life annuity.

Final Average Total Cash Compensation[2]	Estimated Annual Benefits Upon Retirement at Age 65[1] After Completion of the Following Years of Service

	15 Years[3]	20 Years[3]	25 Years	30 Years	35 Years[4]	40 Years[4]

$ 200,000	$80,000	$80,000	$83,000	$100,000	$108,000	$115,000
400,000	160,000	160,000	167,000	200,000	215,000	230,000
600,000	240,000	240,000	250,000	300,000	323,000	345,000
800,000	320,000	320,000	333,000	400,000	430,000	460,000
1,000,000	400,000	400,000	417,000	500,000	538,000	575,000
1,200,000	480,000	480,000	500,000	600,000	645,000	690,000
1,400,000	560,000	560,000	583,000	700,000	753,000	805,000
1,600,000	640,000	640,000	667,000	800,000	860,000	920,000
1,800,000	720,000	720,000	750,000	900,000	968,000	1,035,000
2,000,000	800,000	800,000	834,000	1,000,000	1,075,000	1,150,000
2,500,000	1,000,000	1,000,000	1,042,000	1,250,000	1,344,000	1,438,000
3,000,000	1,200,000	1,200,000	1,250,000	1,500,000	1,613,000	1,725,000
4,000,000	1,600,000	1,600,000	1,667,000	2,000,000	2,150,000	2,300,000

NOTES TO TABLE:

[1]	Early retirement is permitted at age 55 with a 5% reduction in benefits for each year prior to age 60. Full benefits under the plan are payable at age 60.

[2]	Final Average Total Cash Compensation is the average of the base salary and annual incentive in the highest 36 consecutive months during the last 120 months of service.

[3]	Based on the SERP minimum benefit formula of 40% of the Final Average Total Cash Compensation with 12 or more years of service.

[4]	Based on the SCIRP final average pay formula—applicable to executives hired before January 1, 1987 only.

The retirement benefits shown above are amounts calculated prior to applying the Social Security offset. The Social Security offset is equal to one and two-thirds percent of primary Social Security benefits for each year of service up to 30 years or a maximum offset of 50% of primary Social Security benefits.

The following table sets forth credited years of service under these plans for the NEOs as of December 31, 2005 and assuming they continue employment through age 65, as well as assuming the satisfaction of applicable plan conditions, the combined estimated annual retirement benefits under the SCIRP, the SERP and the Pension Restoration Plan to be paid to the CEO, at age 65 based upon the CEO SERP benefit, and the other NEOs at age 65, based upon their highest average earnings during 36 consecutive months in the ten-year period ended March 31, 2006 (which includes their new base salary for the period from January 1, 2006 through March 31, 2006 and the 2005 annual incentive paid in 2006).

Name	Years of Service as of 12/31/05	Years of Service at Age 65	Estimated Annual Retirement Benefits[2]

J. G. Drosdick	9	12	$1,913,000

J. H. Maness	5	15	$427,000

T. W. Hofmann	28	39	$557,000

R. W. Owens	16[1]	29	$473,000

B. G. Fischer	27	42	$427,000

C. K. Valutas	29	39	$482,000

NOTES TO TABLE:

[1]	R. W. Owens’ years of service include 8 years credited under the SERP for service with prior employers.

[2]	Pension benefits are calculated assuming the NEO’s employment continues through age 65.

The amounts shown above in the table assume payment in the form of a life annuity and do not include any Social Security offsets. As noted earlier, benefits are available as a lump sum under qualified plans and automatically payable as a lump sum in most instances under non-qualified plans. Interest rates for determining lump sums under Sunoco’s qualified and non-qualified plans are the average yield for 30-year Treasury bonds for the second month preceding the quarter in which the distribution will be paid, and mortality is determined from the 1994 Group Annuity Reserve Table. The actual lump sum distributed would vary depending on the actual interest rate and the mortality assumptions used to calculate the distribution at the time of retirement. The estimated amounts above do not take into account potential future increases in base salary, any potential increase in the annual guideline incentive opportunity, or potential future annual incentives that may be paid as a result of Company performance.

SEVERANCE PLANS

Sunoco’s NEOs participate in plans which provide for severance benefits, which are also available to the approximately 40 other executives.

The Sunoco, Inc. Executive Involuntary Severance Plan

The Sunoco, Inc. Executive Involuntary Severance Plan provides severance benefits in the event an NEO is involuntarily terminated by Sunoco other than for just cause, death or disability. In the case of the CEO, severance payments would be for a period of and equal to two years of base salary plus guideline annual incentive in effect on the termination date, as defined in the plan. The other NEOs would receive such payments for one and one-half years. Each NEO will be entitled to medical coverage for up to the period of severance received, at the same rate that such benefits are generally provided to active employees of Sunoco.

In the event of involuntary termination, if the NEO is not eligible for retirement at the time of termination, vested stock options will be cancelled within ninety days after termination, and outstanding performance-based common stock units will be cancelled as of the termination date. If the NEO is eligible for retirement, unvested options continue to vest and options may be exercised for up to 60 months after the retirement date. Outstanding performance-based common stock units will pay out if the performance measures are met.

The Sunoco, Inc. Special Executive Severance Plan (Change in Control Plan)

If involuntary termination (whether actual or constructive and other than for just cause, death or disability) occurs within two years of a change in control, as defined in the plan, the Sunoco, Inc. Special Executive Severance Plan would provide severance benefits. In the case of the CEO and the other NEOs, severance would be payable in a lump sum equal to three times annual compensation. For these purposes, annual compensation consists of:

(i)	the executive’s annual base salary in effect immediately prior to a change in control or immediately prior to his or her employment termination date, whichever is greater, plus

(ii)	the greater of 100% of his or her annual incentive guideline in effect immediately before the change in control or employment termination date, or the highest annual incentive awarded to the NEO in any of the three years ending before the change in control or in any subsequent year ending before the employment termination date.

Each NEO will be entitled to medical and life insurance coverage for the period of severance received, at the same rate that such benefits are generally provided to active employees of Sunoco. In the case of a change in control, the plan also provides for the protection of certain pension benefits and reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change in control. The Special Executive Severance Plan has a double trigger prior to pay out. It requires that (i) a change in control occur, and (ii) the executive is actually or constructively terminated.

Estimated severance payments for the CEO and other NEOs under these plans projected through March 31, 2006 would be as follows:

Name	Involuntary Termination[1]	Change in Control[1,2]

J. G. Drosdick	$5,016,000	$11,340,000

J. H. Maness	$1,443,750	$3,750,000

T. W. Hofmann	$1,275,000	$3,495,000

R. W. Owens	$1,187,663	$3,287,250

B. G. Fischer	$1,024,650	$2,802,000

C. K. Valutas	$1,024,650	$2,802,000

NOTES TO TABLE:

[1]	The estimated amounts reflect the base salary effective January 1, 2006. In addition, the involuntary termination amounts reflect the guideline incentive in effect at January 1, 2006. The change in control amounts reflect the higher of the guideline incentive or the highest annual incentive over the last three years ending on March 31, 2006, which would include the 2005 annual incentive paid in 2006. The estimated amounts above do not take into account potential future increases in base salary, any potential increase in the annual guideline incentive opportunity, or potential future annual incentives that may be paid as a result of Company performance.

[2]	The estimated amounts do not include stock options, performance-based common stock units, pension enhancements or excise tax (280 G) gross ups.

In the event of a change in control, a Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and other arrangements, including the Pension Restoration Plan, SERP, the Special Executive Severance Plan and the Indemnification Agreements (see page 27). Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Sunoco’s long-term incentive compensation plans provide that upon a change in control, all stock options become immediately exercisable. In addition, all performance-based CSUs fully vest. The CSUs that have been outstanding for more than one year will be paid out at the greater of target or in an amount in line with the actual performance results. The CSUs that have been outstanding for less than one year will be paid out at target.

By Order of the Board of Directors,

Ann C. Mulé

Chief Governance Officer, Assistant General Counsel and Corporate Secretary

Philadelphia, PA

March 17, 2006

Exhibit A

SUNOCO, INC.

EXECUTIVE INCENTIVE PLAN

(As Amended and Restated March 1, 2006)

ARTICLE I

Background and Purpose

1.1 Purpose.    The purpose of the Executive Incentive Plan is to promote the achievement of the Company’s short-term, targeted business objectives by providing competitive incentive reward opportunities to those employees who can significantly impact the Company’s performance. The Plan enhances the Company’s ability to attract, develop and motivate individuals as members of a talented management team while aligning their interest with those of the shareholders. As described herein, the awards made under the Plan may recognize Company, business unit, team and/or individual performance.

1.2 Effective Date.    The initial amended and restated Plan was approved by the shareholders at Sunoco, Inc.’s 2001 Annual Meeting of Shareholders in accordance with Section 162(m) of the Code. The amended and restated version of the Plan to be presented at Sunoco, Inc.’s 2006 Annual Meeting of Shareholders will continue to be effective upon requisite shareholder approval at such meeting. No awards shall be made under this Plan with respect to years after December 31, 2011, unless this date is extended by shareholder approval to a date no later than December 31, 2016.

1.3 Administration.    The Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations or interpretations of the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

1.4 Eligibility and Participation.    Participation in the Plan is limited to Executive Resources Employees and other employees evaluated in positions with Grades 11, 12 and 13 at any time during the Plan Year.

ARTICLE II

Definitions

As used in this Plan, the following terms shall have the meanings herein specified:

2.1 Board of Directors—shall mean the Board of Directors of the Company.

2.2 Business Combination—shall have the meaning provided herein at Section 2.4(c).

2.3 CEO—shall mean the Chief Executive Officer of the Company.

2.4 Change in Control—shall mean the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of September 6, 2001, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.5 CIC Incentive Award—shall mean the incentive award payable in cash following a Change in Control, as such award is described herein at Article VII.

2.6 CIC Participant—shall mean a Participant described in any of the following:

(a) a Participant who was employed by the Company on the date of the Change in Control and who does not incur a termination for Just Cause before payment of the CIC Incentive Award;

(b) a Participant who was, immediately before the Change in Control, eligible for a prorated award under the provisions of Section 5.2;

(c) a Participant who is a participant in the Company’s Special Executive Severance Plan and incurs a “Qualifying Termination” as defined in such plan before the Change in Control;

(d) a Participant whose employment was terminated by the Company (other than for Just Cause) before the Change in Control, or a Participant who terminated employment for one of the reasons set forth in Sections 2.6(d)(1), (2), and (3) below, if the Participant can demonstrate that such termination or circumstance in Section 2.6(d)(1), (2), or (3) below leading to the termination was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control or otherwise occurred in connection with a Change in Control; provided, however, that in either such case, the Change in Control actually occurs within one (1) year following the Employment Termination Date:

(1) the assignment to such Participant of any duties inconsistent in a way significantly adverse to such Participant, with such Participant’s positions, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a significant reduction in the duties and responsibilities held by the Participant immediately prior to the Change in Control, in each case except in connection with such Participant’s termination of employment by the Company for Just Cause; or

(2) a reduction by the Company in the Participant’s combined annual base salary and guideline (target) bonus as in effect immediately prior to the Change in Control; or

(3) the Company requires the Participant to be based anywhere other than the Participant’s present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant’s travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control;

provided, however, that in the case of a Participant whose employment terminates under this subparagraph (d), such Participant shall not be deemed to be a CIC Participant on the basis of such termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination.

2.7 CIC Short Period—shall mean the portion of the Plan Year from January 1 to the date of the occurrence of a Change in Control.

2.8 Code—shall mean the Internal Revenue Code of 1986, as amended.

2.9 Committee—shall mean the committee appointed to administer this Plan by the Board of Directors of the Company, as constituted from time to time. The Committee shall consist of at least two (2) members of the Board of Directors, each of whom shall meet applicable requirements set forth in the pertinent regulations under Section 16 of the Exchange Act and Section 162(m) of the Code.

2.10 Company—shall mean Sunoco, Inc., a Pennsylvania corporation. The term “Company” shall include any successor to Sunoco, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sunoco, Inc., or any subsidiary or affiliate, by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

2.11 Exchange Act—shall mean the Securities Exchange Act of 1934, as amended.

2.12 Executive Resources Employee—shall mean any individual who has been designated by the Company as a member of the Company’s Executive Resources group. Generally, such group shall include employees in Grades 14 and above and all other employees subject to Section 16 of the Exchange Act.

2.13 Executive Team—shall mean the senior executives who have significant operating and/or strategic responsibilities for the Company as designated by the CEO.

2.14 Guideline Incentive Award—shall mean the result of the individual Participant’s actual annualized salary multiplied by the guideline percentage, as determined under Article III.

2.15 Incentive Award—shall mean the award granted to a Participant.

2.16 Incumbent Board—shall have the meaning provided herein at Section 2.4(b).

2.17 Just Cause—shall mean, for any Participant who is a participant in the Company’s Special Executive Severance Plan, “Just Cause” as defined in such plan, and for any other Participant:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following notice of employment termination by the Participant pursuant to Section 2.6(c), (d) or (e)), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or any employee of the Company with supervisory authority over the Participant that specifically identifies the manner in which the Board of Directors or such supervising employee believes that the Participant has not substantially performed the Participant’s duties, or

(b) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

2.18 Outstanding Company Common Stock—shall have the meaning provided herein at Section 2.4(a).

2.19 Outstanding Company Voting Securities—shall have the meaning provided herein at Section 2.4(a).

2.20 Participant—shall mean a person participating or eligible to participate in the Plan, as determined under Section 1.4.

2.21 Performance Factor—shall mean:

(a) for a Participant who is one of the top five most highly compensated officers of the Company during the applicable Plan Year: the various payout percentages related to the attainment levels of one or more Performance Goals, as determined by the Committee; and

(b) for a Participant who is not one of the top five most highly compensated officers of the Company during the applicable Plan Year: such payout percentages related to the attainment levels of one or more Performance Goals, as determined by the CEO, or any authorized delegate thereof.

2.22 Performance Goals—shall mean:

(a) for a Participant who is one of the top five most highly compensated officers of the Company during the applicable Plan Year: the objective financial or operating goals established by the Committee in accordance with Section 162(m) of the Code. Such Performance Goals may include specific targeted amounts of, or changes in, revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; shareholder return; operating capacity utilized; production or sales volumes; throughput; or other objective criteria; and

(b) for a Participant who is not one of the top five most highly compensated officers of the Company during the applicable Plan Year: such annual financial, operating, or other goals and objectives as may be established from time to time in the sole discretion of the CEO, or any authorized delegate thereof.

Such goals may be applicable to the Company as a whole, to one or more of the Company’s business units or teams, or to an individual Participant in the Plan. Performance Goals may be applied in total or on a per share, per barrel or percentage basis and on an absolute basis or relative to other companies, industries or indices or any combination thereof, as determined by the Committee (in the case of Performance Goals established by the Committee with respect to a Participant who is one of the top five most highly compensated officers of the Company during the applicable Plan Year) or by the CEO, or any authorized delegate thereof (in the case of a Participant who is not one of the top five most highly compensated officers of the Company during the applicable Plan Year).

2.23 Person—shall have the meaning provided herein at Section 2.4(a).

2.24 Plan—shall mean the Company’s Executive Incentive Plan as amended and restated effective as of March 1, 2006.

2.25 Plan Year—shall mean the performance (calendar) year.

2.26 Pro-rated Bonus Award—for purposes of Section 5.2(a) shall mean an amount equal to the Incentive Award otherwise payable to a Participant for the Plan Year in which the Participant’s initiation of employment with the Company (new hires) or termination of employment with the Company (other than for Just Cause) is effective, multiplied by a fraction, the numerator of which is the number of full and partial months in the applicable Plan Year beginning on the date such Participant’s employment with the Company began or through the date of termination of such Participant’s employment, as applicable, and the denominator of which is twelve (12). For purposes of Section 5.2(b) shall mean an amount of Incentive Award equal to the sum of (i) the Participant’s actual salary on the last day of the final pay period of the Participant’s previous position during the current Plan Year multiplied by the applicable guideline percentage in his or her previous position, multiplied by a fraction, the numerator of which is the number of full and partial months in the applicable Plan Year in which the Participant was in the previous position, and the denominator of which is twelve (12) months, and (ii) the Participant’s actual salary on the last day of the final pay period of the Participant’s new position multiplied by the applicable guideline percentage in his or her new position, multiplied by a fraction, the numerator of which is the number of full and partial months in the applicable Plan Year in which the Participant has been in the new position, and the denominator of which is twelve (12). Pro-rated Bonus Awards shall be determined in accordance with and subject to the provisions of Article III.

ARTICLE III

Determination of Guideline Incentive Awards

3.1 Guideline Percentages.    Within the time prescribed by Section 162(m) of the Code, the Committee will establish, in writing, for the applicable Plan Year, the guideline incentive opportunities for Participants as a percentage of actual salary in effect on the last day of the final pay period of the current Plan Year.

3.2 Guideline Incentive Award.    The Guideline Incentive Award is calculated for each Participant by multiplying the individual Participant’s actual salary range in effect on the last day of the final pay period of the Current Plan Year by the applicable guideline percentage established by the Committee.

Actual incentive awards to individual Participants may be greater or lesser than this guideline depending on Company and, as necessary, business unit, team and/or individual Participant performance.

ARTICLE IV

Determination of Incentive Award

4.1	Performance Goals.

(a) Five Most Highly Compensated Officers: For a Participant who is one of the top five most highly compensated officers of the Company during the applicable Plan Year, the amount of any Incentive Award earned will be based upon the attainment of Performance Goals established by the Committee in accordance with Section 162(m) of the Code. Within the time prescribed by Section 162(m) of the Code, the Committee will establish, in writing, the weighted Performance Goals and related Performance Factors for various goal achievement levels for the applicable Plan Year, and will determine the appropriate methodology for including Company, business unit, team and/or individual performance in the Incentive Award computations for such year.

In establishing the weighted Performance Goals, the Committee shall take the necessary steps to insure that the ability to achieve the pre-established goals is uncertain at the time the goals are set. The established written Performance Goals, assigned weights, and Performance Factors shall be written in terms of an objective formula, whereby any third party having knowledge of the relevant Company, business unit, team and/or individual performance results could calculate the amount to be paid. Such Performance Goals may vary by Participant and by award.

(1) Adjustment or Modification of Performance Goals.    The Committee, in its discretion (and within the time prescribed by Section 162(m) of the Code), may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Participants:

(i)	in the event of, in recognition of, or in anticipation of, any unanticipated, unusual nonrecurring or extraordinary corporate item, transaction, event, or development; or

(ii)	in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Unless otherwise determined by the Committee, if any provision of the Plan or any Incentive Award granted to an individual who is one of the top five most highly compensated officers of the Company hereunder would not comply with Section 162(m) of the Code, such provision or Incentive Award shall be construed or deemed amended to conform to Section 162(m) of the Code.

(2) Determination of Performance Factor.    After the end of each Plan Year, the Committee will determine:

(i)	the extent to which the Company, business unit and/or team performance goals have been met; and

(ii)	the Company, business unit and/or team Performance Factor (each of which may vary from 0% to 200%), appropriate to the level of performance achieved with respect to each Performance Goal.

(b) Other Participants: For a Participant who is not one of the top five most highly compensated officers of the Company during the applicable Plan Year, the amount of any Incentive Award earned will be based upon the attainment of Performance Goals established as provided in this Section 4.1(b). For each Plan Year, the CEO, and if so delegated, other members of the Executive Team will determine the appropriate methodology for including Company, business unit, team and individual performance in the Incentive Award computations for such year. While Company Performance will always be included in the computation, the other factors may or may not be included as deemed appropriate by the Executive Team. The applicable Performance Factors shall be determined as follows:

(1) Determination of Performance Factor Applicable to Company.    For each Plan Year, the Compensation Committee shall establish annual Performance Goal(s) for the

Company, based on one or more criteria that the Compensation Committee, in its sole discretion, determines to be applicable.

After the end of each calendar year, the Compensation Committee will determine the extent to which such Performance Goals have been met and the appropriate Company Performance Factor, from 0% to 200%, that is appropriate with the varying levels of performance for each goal.

(2) Determination of Business Unit and Team Performance Factors.    The CEO, and if so delegated, other members of the Executive Team shall determine the annual business unit Performance Goal(s) and the applicable levels of performance based on one or more factors. Business unit leaders will establish annual Performance Goal(s) for any teams within their respective business units.

After the end of each calendar year, the CEO, and if so delegated, other members of the Executive Team will determine the extent to which the business unit Performance Goals have been met and the business unit Performance Factor, from 0% to 200%, that is appropriate with the varying levels of performance for each goal. Business unit leaders will similarly evaluate the performance of any teams to determine the appropriate Performance Factor applicable to such team.

4.2 Individual Performance Factors.    Incentive Awards under this Plan may be based, in whole or in part, upon the attainment of individual performance objectives or targets. For a Participant who is one of the top five most highly compensated officers of the Company during the applicable Plan Year, the Committee will establish, in writing, individual performance objectives or targets in accordance with Section 162(m) of the Code and Section 4.1 hereof. For all other Participants, the recommended individual performance assessment process is briefly outlined as follows:

(a) Prior to the beginning of each Plan Year or other appropriate time, the Participant and his or her manager will agree on individual performance targets or objectives (which may be related to the Participant’s collaboration on a work team) to be attained during the Plan Year.

(b) Progress toward attainment of such individual targets or objectives will be formally reviewed on a periodic basis.

(c) At the end of the year, the manager will assess the degree to which the individual performance targets or objectives have been achieved, keeping in mind environmental or circumstantial changes that may have affected the original targets or objectives. Specifically, consideration should be given to:

(1)	level of contributions relative to peers.

(2)	degree of difficulty of performance targets.

(3)	reaction to unanticipated changes in the business environment.

(4)	unplanned contributions.

(5)	team performance, as appropriate.

(d) While the level of individual performance for the Plan should be based primarily on annual targets and objectives, the performance factors utilized for this program should be consistent with appraisals used for the purposes of salary administration as updated to reflect performance since the last appraisal.

(e) The performance appraisal should be documented in such a way as to identify the performance targets and objectives, the assessment of individual performance against such targets and objectives, and any other significant information to support the recommendation.

(f) The Participant’s individual performance factor should be determined based upon the individual performance assessment as outlined below:

Individual Performance Assessments	Adjustment to Individual Performance Components *
Exceed all performance targets	150% to 200%
Exceed most performance targets	115% to 145%
Met most performance targets	90% to 110%
Met some/few performance targets	50% to 85%
Completely unacceptable performance	0%
* All assessments should be multiples of 5%.

(g) The Participant’s individual performance assessment will be determined by his or her manager and approved by the appropriate member of the Executive Team and, where appropriate, the CEO.

ARTICLE V

Forfeiture and/or Proration of Incentive Award

5.1 Forfeiture.    Provided that no Change in Control of the Company has occurred, if a Participant voluntarily terminates his or her employment with the Company (for any reason other than retirement, death, permanent disability, approved leave of absence) prior to December 31 of any Plan Year, such Participant will not receive payment of any Incentive Award for such Plan Year. Likewise, a Participant will not receive payment of any Incentive Award for a particular Plan Year if no Change in Control has occurred and the Participant’s employment with the Company is terminated for Just Cause before March 15 of the succeeding calendar year.

5.2 Proration.

(a) A Pro-rated Bonus Award, reflecting participation for a portion of the Plan Year, will be paid to any Participant whose employment status changed during the year as a result of death or permanent disability (as determined by the Committee), or due to retirement, approved leave of absence, or termination at the Company’s request (other than for Just Cause). New hires and part-time employees also will receive a Pro-rated Bonus Award.

(b) If a Participant has a change in level of employment after the beginning of the Plan Year, the Participant will receive a Pro-rated Bonus Award, pro-rated based on the length of time, actual salary and applicable guideline percentage in the previous and new positions, as described in Section 2.26.

(c) Unless otherwise required by applicable law, any Pro-rated Bonus Award payable hereunder will be paid on the date when Incentive Awards are otherwise payable as provided in the Plan.

ARTICLE VI

Timing and Form of Payment

6.1 Timing and Form of Payment.

(a) Certification in Writing.    Prior to the payment of any Incentive Award under this Plan, the Committee will certify in writing that the applicable Performance Goals, and any other material terms or conditions of such award, have been satisfied. In making this certification, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer. Upon approval by the Committee of the individual Incentive Awards for the top five most highly compensated officers of the Company and the aggregate amount of all Incentive Awards for the Plan Year, payment of the individual awards will be made in cash less the withholding of appropriate taxes. Payment will be made not later than March 15th of the calendar year following each Plan Year.

(b) Negative Discretion.    The Committee will have the discretion, by Participant and by grant, to reduce (but not to increase) some or all of the amount of any Incentive Award that would otherwise be payable by reason of the satisfaction of the Performance Goals. In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance; provided, however, the exercise of such negative discretion with respect to one executive may not be used to increase the amount of any award otherwise payable to another executive.

ARTICLE VII

Change in Control

7.1 Effect of Change in Control.    The terms of this Article VII shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan.

7.2 Acceleration.    The CIC Incentive Award shall be payable in cash within thirty (30) days of after the occurrence of a Change in Control (or as soon as it is practicable to determine the appropriate Performance Factors under Subsection (a) below) to all CIC Participants. Such award shall be calculated according to the terms of the Plan, except as follows:

(a) The applicable Performance Factors shall be determined based upon performance of the Company, business unit and/or team, as the case may be, from January 1 through the end of the most recent quarter (prior to the Change in Control) for which the Company has reported its earnings to the public. Notwithstanding the methodology established by the Committee for the Plan Year, there shall be no adjustment for individual performance factors in the determination of the CIC Incentive Award. If a specified percentage of the Guideline Incentive Award was to be based upon individual performance, such percentage will be adjusted using the weighted average of the Performance Factors applicable to Company and, as necessary, business unit and/or team performance used to determine the non-individual performance components of the CIC Participant’s award.

(b) The amount of the CIC Incentive Award shall be equal to the respective annual Guideline Incentive Award adjusted to reflect the Performance Factors applicable to Company and, as necessary, business unit and/or team performance (calculated in accordance with subsection (a) hereof), multiplied by the number of full and partial months in the CIC Short Period divided by twelve (12). Such result shall be further adjusted to reflect participation for only a portion of the CIC Short Period in accordance with Section 5.2.

(c) Notwithstanding the provisions of Section 8.3 hereof, no action taken by the Committee or the Board of Directors after a Change in Control, or before, but in connection with, a Change in Control, may (1) terminate or reduce the CIC Incentive Award or prospective CIC Incentive Award payable to any Participant in connection with such Change in Control without the express written consent of such Participant, or (2) adversely affect a Participant’s rights under Section 7.3 in connection with such Change in Control.

7.3 Attorney’s Fees.    The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce payment of the CIC Incentive Award to which such Participant may be entitled under the Plan after a Change in Control; provided, however, that the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

ARTICLE VIII

Miscellaneous

8.1 Funding of Plan.    In a meeting to be held not later than December 31st of each Plan Year, the Committee may determine, by appropriate resolution, an estimate of the amount of monies, if any, that should be set aside for the current Plan Year for payment to Participants in the following calendar year.

8.2 Construction.    Nothing in this Plan or in any agreement or other instrument executed pursuant thereto shall be construed as conferring upon any Participant the right to receive executive incentive compensation or to be continued in the employ of the Company and any rights conferred by this Plan may not be transferred, sold, assigned, pledged, anticipated or otherwise disposed of other than by will or intestate laws.

8.3 Amendment.    This Plan may be amended at any time by the Committee and may be terminated in whole or in part at any time by the Board of Directors (except as set forth in Sections 1.2 and 7.2(c)).

Appendix A

AUDIT COMMITTEE CHARTER

I.    Organization

The Committee shall consist of at least three Directors, including a Chairperson, each of whom shall:

A.	meet the applicable independence and experience requirements of the New York Stock Exchange, the federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”), and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines.

B.	be financially literate (or become financially literate within a reasonable period of time after his/her appointment to the Committee); and

C.	as a general rule, not simultaneously serve on the audit committees of more than two other public companies.

At least one member of the Committee will have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee also shall meet periodically with management, with the General Auditor, with the General Counsel, and with the independent auditor, in separate executive sessions. The Committee shall make regular reports to the Board on the Committee’s activities.

II.    Purpose

The Committee shall:

A.	assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements, and disclosure and other internal control processes;

•	the Company’s compliance with ethics and compliance policies, and legal and regulatory requirements;

•	the independent auditor’s performance, qualifications and independence; and

•	the performance of the internal audit function and independent auditors

B.	prepare the report of the Committee required to be included in the Company’s annual proxy statement;

C.	select, retain, compensate, oversee and evaluate the independent auditor;

D.	select and evaluate the General Auditor; and

E.	provide oversight on the Company’s guidelines and policies with respect to business risk management and any other matters as the Board or the Committee deems appropriate.

III.    Responsibilities

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to determine that the Company’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States, or to plan or conduct audits. These are the responsibilities of management or the independent auditor.

The Committee may amend this Charter from time to time as it deems appropriate.

A.	Relationship with Independent Auditor

1.	Selection and Oversight of Independent Auditor

The Committee shall have the sole authority and direct responsibility to appoint, retain, compensate, terminate and oversee the work of the Company’s independent auditor. The independent auditor shall report directly to the Committee. The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting, and communicate to the independent auditor that he/she is ultimately accountable to the Committee. The Company shall provide appropriate funding, as determined by the Committee, to compensate the independent auditor.

The Committee shall:

(a)	ensure the rotation of the partners of the independent auditor involved in the audit, as required by law and regulation;

(b)	set clear hiring policies for employees or former employees of the independent auditor, in compliance with SEC regulations and stock exchange listing standards;

(c)	meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit; and

(d)	pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to applicable de minimis exceptions for non-audit services. The Committee may delegate this authority to a subcommittee of one or more Committee members; provided, however, that such subcommittee decisions subsequently are presented to the full Committee in a timely manner, but in no event later than the next Committee meeting.

2.	Assessment of Independence and Qualifications of Independent Auditor

(a)	At least annually, the Committee shall obtain and review a formal written report by the independent auditor describing:

(i)	the auditing firm’s internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditor and the Company (in order to assess independence). The Committee will engage in an active dialogue with the independent auditor regarding any disclosed relationships or services that might impact the objectivity and independence of the independent auditor, and take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

(b)	Based on a review of the report referred to in Section III(A)(2)(a) above and such other information as the Committee shall consider to be necessary or appropriate, and taking into account the opinions of management and the General Auditor, the Committee shall review and evaluate the performance and qualifications of the independent auditor and lead audit partner of the independent auditor team.

(c)	The Committee shall present its conclusions regarding the independent auditor to the Board of Directors.

B.	Election of General Auditor

The Committee annually shall select and evaluate, and recommend to the Board of Directors, the election of the General Auditor and discuss the responsibilities, budget and staffing for the internal audit department, and the annual audit plan of the General Auditor. The General Auditor shall report functionally directly to the Audit Committee. The Committee shall have direct lines of communication between itself and the General Auditor and, with regard to litigation and legal and regulatory compliance, the General Counsel.

C.	Oversight of Financial Disclosure and Internal Controls

1.	The Committee shall meet to review and discuss with management, the General Auditor and the independent auditor, as appropriate:

(a)	the Company’s annual audited financial statements and quarterly unaudited financial statements, as well as review the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the results of each quarterly review and annual audit by the independent auditor, and other matters required to be discussed with the independent auditor by applicable laws, regulations and auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee also will review and discuss each Form 10-Q and Form 10-K with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, prior to filing. The Committee will report to the Board and shareholders whether it recommends to the Board that the most recent year’s audited financial statements be included in the Form 10-K;

(b)	any other SEC filings as the Committee deems appropriate, prior to filing;

(c)	earnings press releases (including the use of pro forma or adjusted non-GAAP information) prior to release;

(d)	financial information and earnings guidance provided to analysts and rating agencies (this discussion may be general, and need not take place prior to each instance in which such information is provided); and

(e)	the integrity of the Company’s accounting and financial reporting processes (both internal and external), including, but not limited to:

(i)	all critical accounting policies and practices (including accounting estimates) to be used by the Company, including all major issues regarding accounting principles and financial statement presentations, and any significant changes in the Company’s selection or application of accounting principles;

(ii)	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments (including use of estimates) made in connection with the preparation of the financial statements, including any required analyses of the effects of alternative GAAP methods on the financial statements;

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(iv)	the results of the activities of the General Auditor and the independent auditor, including major conclusions, findings and recommendations and related management responses;

(v)	any material written communications between the independent auditor and management, including any management letters or schedules of unadjusted differences;

(vi)	matters of audit quality and consistency, including required communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues arising during the engagement;

(vii)	management’s assessments concerning the adequacy and effectiveness of :

(1)	disclosure controls and procedures; and

(2)	internal controls, as of the end of the most recent fiscal year;

(viii)	any disclosures made to the Committee by the Company’s Chief Executive Officer and/or Chief Financial Officer regarding:

(1)	significant deficiencies in the design or operation of internal controls or any material weaknesses therein; and

(2)	any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls;

(3)	any material violation of (1) any law, rule or regulation (including securities laws) applicable to the Company or the operation of its businesses or (2) the Company’s Code of Business Conduct and Ethics; and

(ix)	any special audit steps adopted in light of material control deficiencies.

2.	The Committee shall review and discuss, with the independent auditor, any audit problems or other difficulties encountered by the independent auditor in the course of the audit process, and management’s response, including any:

(a)	restrictions on the scope of the independent auditor’s activities or on access to requested information;

(b)	significant disagreements with management (and management’s responses to such matters);

(c)	accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise); and

(d)	management or internal control letter issued, or proposed to be issued, by the independent auditor to the Company.

3.	The Committee shall review and discuss:

(a)	material litigation involving the Company;

(b)	legal, tax and other developments of major significance to the Company;

(c)	the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(d)	major capital project post audit results;

(e)	compliance with the law, ethics and compliance policies and regulatory requirements;

(f)	the management control and delegation of authority process; and

(g)	such other matters as the Board or the Committee considers appropriate.

IV.    Compliance and Investigations

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of any law, rule or regulation (including securities laws or breaches of fiduciary duty) or the Company’s Code of Business Conduct and Ethics. In discharging its oversight role, the Committee is empowered to investigate any matter within the scope of its responsibility, with full access to all books, records, facilities and personnel of the Company. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.    Engagement of Experts and Advisors

The Committee shall engage outside legal, accounting or other advisors, as it determines necessary to carry out its duties, without the need for prior approval by the Board of Directors. The Company shall provide appropriate funding, as determined by the Committee, for payment of applicable fees and expenses of these parties.

VI.    Self-Assessment and Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

VII.    Administrative Expenses

The Company shall provide the appropriate funding, as determined by the Committee, for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Appendix B

COMPENSATION COMMITTEE CHARTER

Authority    By resolution dated September 26, 1974, the Sunoco, Inc. Board of Directors established the Compensation Committee. The Board adopted this Charter of the Compensation Committee on March 3, 2005.

Membership    The Compensation Committee will consist of no fewer than three directors. Every member shall satisfy the independence standards of the New York Stock Exchange Listing Standards, as amended, and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines. Additionally, all members shall meet the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and the definition of “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board shall appoint a Chairman and the members upon recommendation of the Governance Committee and shall have the power to fill vacancies on the Committee. Additionally, the Board shall have the power to remove any member at any time with or without cause.

Purpose

The Compensation Committee, in order to assist the Board in the discharge of its responsibilities relating to the fair and competitive compensation of the executives and other key employees of Sunoco:

•	Reviews and approves Sunoco’s compensation philosophy;
•	Reviews and approves executive compensation programs and awards;
•	Reviews and approves, and makes recommendations to the Board with respect to, Sunoco’s short- and long-term incentive plans;
•	Determines and approves Chief Executive Officer (“CEO”) compensation;
•	Determines and approves non-CEO executive officer compensation;
•	Produces an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement; and
•	Reviews Sunoco’s general employee pension benefit plans and other benefit plans as appropriate.

Duties & Responsibilities

Executive Compensation — The Committee:

1.	Reviews Sunoco’s philosophy regarding executive compensation.

2.	Engages its own third-party compensation consultant to advise regarding “best practices” in executive compensation and to annually review market data to assess Sunoco’s competitive position for the three components of executive compensation (base salary; annual incentives; and long-term incentives). The market data that is reviewed includes data from the proxy peer group, other companies from the oil industry and general industry information which is adjusted for each company’s relative revenues (“Market Data”).

3.	Adopts, amends and makes awards under Sunoco’s long- or short-term incentive compensation plans in which the CEO and other executive officers may be participants, including, but not limited to:

•	making option and common stock unit grants
•	approving performance criteria for the common stock units
•	approving performance criteria for the short-term incentive plans
•	interpreting the Plans
•	determining rules and regulations relating to the Plans
•	designating employees eligible to participate in the long-term incentive plans
•	modifying or canceling existing grants
•	imposing limitations, restrictions and conditions upon any award as the Committee deems appropriate

4.	With regard to Sunoco’s annual incentive program, and the performance-based common stock unit portion of the long-term incentive compensation program, evaluates the performance of the Company in meeting specific performance criteria set previously by the Committee, and assures that both programs result in payments that are closely correlated with Sunoco’s achievement of those performance criteria.

5.	Annually reviews the perquisites of the CEO and executive officers, as well as their compliance with Sunoco’s policies regarding perquisites.

6.	Reviews and pre-approves any compensation arrangement or other perquisite that is outside of Sunoco’s approved policies.

7.	Reviews recommendations made by the CEO and the third-party compensation consultant for the compensation of Sunoco’s other executive officers and determines their compensation.

8.	Reviews and approves, in advance, employment agreements, severance or similar agreements or provisions and payments to be made to any executive officer.

9.	Reviews and approves Sunoco’s Executive Stock Ownership Guidelines and monitors executives’ compliance with the Guidelines.

10.	Annually reviews Sunoco’s total compensation liabilities to the CEO and senior executives under various scenarios, including voluntary termination, retirement, involuntary termination and change-in-control.

11.	Annually produces a report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in Sunoco’s proxy statement.

CEO Compensation

12.	Base Salary. Annually, the Committee determines and approves the CEO’s base salary. In determining the salary, the Committee:

•	reviews Market Data compiled by its third-party consultant to assess the competitiveness of the base salary; and
•	evaluates the CEO’s individual performance during the prior year.

13.	Annual Incentives. Annually, the Committee determines and approves the CEO’s annual incentive award. In approving the award, the Committee:

•	reviews Market Data compiled by its third-party consultant to assess the competitiveness of the annual incentive award opportunity; and
•	reviews and approves specific goals and objectives for the next year, which are then discussed with the entire Board.

14.	Long-Term Incentive Compensation. Annually, the Committee reviews and approves the long-term incentive award. In approving the award, the Committee:

•	reviews Market Data compiled by its third-party consultant to assess the competitiveness of the long-term incentive award opportunity;
•	evaluates the CEO’s individual performance during the prior year in granting the total long-term incentive opportunity;
•	reviews the awards given to the CEO in past years; and
•	in connection with the grant of performance-based common stock units, approves in advance the performance criteria that the common stock units will be measured against.

Review the general employee pension and employee welfare benefit plans

15.	The Committee:

•	Monitors the employee benefit programs sponsored by Sunoco with respect to external competitiveness, internal equity and legal compliance; and
•	As appointing fiduciary under various pension and employee welfare benefit plans, sponsored by Sunoco and its majority-owned domestic subsidiaries:
•	appoints, monitors and removes as needed, the members of the Benefit Plans Investment Committee (“BPIC”) and the Plan Administrator;
•	reviews the membership and qualifications of the BPIC annually, and when personnel changes or other developments make it necessary or appropriate to change the composition of the BPIC;
•	annually reviews the results of the BPIC’s self-evaluation process;
•	annually reviews the qualifications and actual performance of the Plan Administrator; and
•	receives and reviews written and in-person reports and presentations from each of the BPIC, the Plan Administrator and, as applicable, other fiduciaries, covering their respective fiduciary responsibilities and other duties under the pension and employee welfare benefit plans.

Consultants

16.	The Committee has sole authority to retain (and terminate) any consulting firm (including the sole authority to approve the consultant’s fees and other retention terms) to assist in the evaluation of CEO or senior executive compensation.

Committee Evaluations

17.	The Committee will conduct an annual self-evaluation and will review the results of the evaluation with the Governance Committee and with the Board.

Committee Meetings and Action

18.	The following items shall govern Committee meetings and actions:

•	A majority of Committee members will be a quorum for the transaction of business.
•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The Senior Vice President, Human Resources will be the management liaison to the Committee.
•	The Committee Secretary (who will be the Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at least five times per year and at such other times as may be requested by its Chairman.
•	The Committee Secretary and the management liaison, in consultation with the Committee Chairman, will prepare an agenda. Annual recurring events for the Committee are used as preliminary agenda items. All committee members are free to include additional items on the agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable (which will normally be 6 days).
•	The Committee Secretary should coordinate all mailings to the Committee members, to the extent practicable.
•	The Committee has authority to further delegate its responsibilities, as appropriate.

Appendix C

EXECUTIVE COMMITTEE CHARTER

Authority

•	The Board, by resolution dated October 26, 1971, established the Executive Committee.
•	This Executive Committee Charter was adopted by the Board on December 5, 2002.

Purpose / Duties and Responsibilities

The Executive Committee, pursuant to Article III, Section 1 of the Company’s Bylaws, exercises all or any of the powers of the Board in the management of the business, affairs and property of the Company during the intervals between meetings of the Board; provided, however, that no action shall be taken by the Executive Committee if any member of such Committee has voted in opposition thereto.

Notwithstanding the foregoing, pursuant to Section 1731(a)(2) of the Pennsylvania Business Corporation Law, the Executive Committee shall not have any power or authority as to the following:

(i)	The submission to shareholders of any action requiring approval of shareholders under this subpart.
(ii)	The creation or filling of vacancies in the board of directors.
(iii)	The adoption, amendment or repeal of the bylaws.
(iv)	The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board.
(v)	Action on matters committed by the bylaws or resolution of the board of directors exclusively to another committee of the board.

Membership

•	The Committee will have a minimum of three directors, a majority of which shall be independent.
•	The Board will appoint the Committee members and a Chairman.
•	The Board may fill vacancies on the Committee.
•	The Board may remove a Committee member from the membership of the Committee at any time with or without cause.

Committee Meetings and Action

•	A majority of the Committee members will be a quorum for the transaction of business.
•	No action shall be taken by the Committee if any member of such Committee has voted in opposition thereto.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report from time to time (but not later than the next Board meeting) to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The Committee Secretary (who will be the Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at such times as may be requested by its Chairman.
•	The Committee Secretary and the Chairman will prepare a preliminary agenda. The Chairman will make the final decision regarding the agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as possible.
•	The Committee Secretary should coordinate all mailings to the Committee members.

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Appendix D

GOVERNANCE COMMITTEE CHARTER

Authority    By resolution dated April 20, 1976, the Sunoco, Inc. Board of Directors established the Governance Committee. This Charter of the Governance Committee was adopted on March 2, 2006.

Membership    The Governance Committee shall consist of no fewer than three directors. Every member shall satisfy the independence standards of the New York Stock Exchange Listing Standards, as amended, and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines. The Board shall appoint a Chairman and the members upon recommendation of the Governance Committee and shall have the power to fill vacancies on the Committee. Additionally, the Board shall have the power to remove any member at any time with or without cause.

Purpose    The Governance Committee reviews the role, composition, and structure of the Board and its committees. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors’ slate for election by the shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates, consistent with criteria approved by the Board. The Committee monitors and reviews corporate governance issues, emerging trends and “best practices” and has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines. Additionally, the Committee sets and administers policies governing the level and form of directors’ compensation.

Duties and Responsibilities

Review the Role, Composition and Structure of the Board

1.	The Governance Committee reviews the evolving needs of the Company and recommends changes in the composition and size of the Board, if appropriate.

2.	The Governance Committee recommends to the Board the most qualified nominees for election (or re-election) by the shareholders at each Annual Meeting.

•	Because Sunoco’s directors are elected annually by shareholders for a one-year term, the Governance Committee annually conducts an individual director evaluation for all current directors, allowing sufficient time to identify, review and pursue potential new director candidates, if appropriate.

✓	The Committee discusses the performance and qualifications of each director by focusing on each director’s respective attendance, preparation, participation and contributions in both Board and committee meetings and by applying the same criteria used to determine the acceptability of a new board nominee.
✓	A diligence review is conducted for each current director, focusing on the independence requirements as set forth in the New York Stock Exchange Corporate Governance Listing Standards and in Sunoco’s Categorical Standards of Independence and encompassing all relationships between and among each director, the company and senior management, including any potential conflict of interest, whether or not required for public disclosure, in order to allow for a comprehensive determination of each director’s independence.
✓	Following the evaluation, the Chair of the Committee meets confidentially with each director to provide feedback.

✓	Based on this discussion and review, the Committee recommends (or does not recommend) to the Board a director be nominated for re-election at the next Annual Meeting of Shareholders.

•	Reviews and recommends the preliminary slate of directors to the Board.
•	All nominees respond to a specific question included in the Company’s Directors’ and Officers’ Questionnaire, as to their willingness to stand for election as a director, after which a final slate of directors is approved by Board resolution.

3.	The Governance Committee assesses which functional skills or areas of expertise are needed to round out the existing strengths of the Board and establishes qualifications and other required criteria for prospective candidates, which may be modified from time to time. At a minimum, the following factors are required in recommending potential new Board members or the continued service of existing members:

•	A director is nominated based on his or her professional experience and should be accomplished and have recognized achievements in his or her respective field.
•	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.
•	A director should possess high personal and professional ethics, integrity and values.
•	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.
•	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.
•	All directors, except for the CEO, should be “independent,” as outlined in Sunoco’s Categorical Standards of Independence.
•	A director should have the ability to work effectively with others.
•	The Board generally seeks active or former chief executive officers or senior level executives of public companies, or leaders of major complex organizations, with experience at a strategy/policy setting level or with high level management experience.
•	The Board of Directors seeks qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.
•	The Board, through the Governance Committee, assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the Board as part of its director selection process.
•	A director will not be nominated for election after his or her 72nd birthday.

4.	The Governance Committee, in order to identify and recommend to the full Board qualified individuals as potential director candidates, has developed the following process:

•	The Committee develops and maintains a list of potential candidates for board membership, which is periodically reviewed and updated by the Committee.
•	Committee members and other directors, as well as shareholders, can recommend potential candidates.
•	The qualifications and other criteria of all prospective candidates are reviewed to determine if a candidate is suitable for board membership.
•	If a candidate is suitable, a more detailed review is performed, which includes the same diligence review (as described above for current directors), as well as a review of the individual’s educational expertise, a review of other current directorships and any other public information available.

•	If a candidate receives unanimous approval by the Committee, the candidate will be recommended to the Board for approval prior to any discussion with the proposed candidate.
•	Depending on the current composition of the Board and its size, a potential candidate approved by the Board will be contacted and interviewed by the Chairman of the Committee, other directors, as well as the CEO. Depending on the results of the interview, a position on the Board may be extended.

5.	In order to determine whether the Board is functioning effectively, the Governance Committee annually conducts an evaluation of the full Board:

•	An evaluation questionnaire is designed to monitor and evaluate the Board’s collective assessment of how effectively they are working as a whole and to identify areas where improvements can be made.
•	The Board is asked to complete this questionnaire.
•	The questionnaire is collected and reviewed on a confidential basis.
•	The results of the self-assessment are discussed and analyzed by the Committee in detail.
•	The Committee recommends to the Board areas identified as needing improvement and the mechanics for achieving such improvements.
•	After Board approval, the Committee monitors the implementation of the recommended improvements.

Review the Role, Composition and Structure of the Committees

6.	The Governance Committee periodically reviews each committee’s charter, structure and membership criteria.

•	The Committee — periodically and based on the current and anticipated business environment and the strategies being pursued by the Company — assesses the appropriateness of each Board committee and, if necessary, recommends the creation of new Board committees or the elimination of existing committees.
•	The Committee recommends to the newly elected Board each year, the Chairpersons and members of each Board committee for the following year and such changes in committee membership which may be appropriate or necessary during the course of a year.

✓	Each Committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines.
✓	Individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee.

•	The Committee plans for the orderly succession and transition of new committee members.

Monitor and Review Corporate Governance Issues, Emerging Trends and “Best Practices” and Recommend to the Board a set of Corporate Governance Guidelines

7.	The Governance Committee monitors and reviews corporate governance issues and emerging trends and benchmarks the “best practices” and governance guidelines of its proxy peers, leading governance authorities and experts, as well as Sunoco’s institutional investors. The Committee has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

8.	The Governance Committee reviews and makes recommendations to the Board regarding shareholder proposals that relate to corporate governance matters.

9.	Recognizing the importance of corporate governance, the Board elected a Chief Governance Officer who reports directly to the Governance Committee and the full Board on governance matters.

10.	Sunoco’s Chief Governance Officer has been delegated the responsibility (i) of developing and scheduling the New Director Orientation Process and (ii) of scheduling and maintaining materials relative to the Ongoing Director Education Process:

New Director Orientation Process: Sunoco’s new directors are required to attend an orientation session. The session includes:

•	receiving and reviewing extensive materials relative to Sunoco’s business and operations;
•	visiting Sunoco facilities and meeting key personnel;
•	discussion and review of Sunoco’s strategic plan, goals and objectives, as well as Sunoco’s governance practices, disclosure procedures and practices, and compensation philosophy; and an
•	overview of Sunoco’s investor relations program.

New directors attend meetings of all Board committees to acquaint them with the work and operations of each committee. After this rotation, new directors are assigned to particular committees. The new members attend committee orientation sessions. These sessions are designed to educate new committee members in helping them understand the substantive responsibilities of the committee.

Ongoing Director Education Process: Sunoco conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits:

•	Sunoco has an ongoing program of continuing director education on emerging issues and topics designed to educate and inform directors in discharging their duties.
•	Additionally, Sunoco is supportive of, and reimburses, its directors for attending qualified third-party director education programs.

Director Compensation

11.	The Governance Committee, which is composed entirely of independent directors, sets and administers the policies that govern the level and form of director’s compensation.

•	The Committee directly engages a third-party compensation consultant to advise it on an annual basis as to “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group, the oil industry generally and general industry data.
•	The Committee believes that a substantial portion of the total director compensation package should be in the form of Sunoco common shares and share equivalents in order to better align the interests of Sunoco’s directors with the long-term interests of its shareholders.
•	The Committee approves the Directors’ Stock Ownership Guidelines, which were adopted in order to further encourage a link between director and shareholder interests.

Consultants

12.	The Committee has sole authority to retain (and terminate) any search firm to be used to identify director candidates, or any consulting firm used to assist in the evaluation of director compensation, including the sole authority to approve the search or consulting firm’s fees and other retention terms.

Committee Evaluations

13.	The Committee will conduct an annual self-evaluation and will review the results of the evaluation with the Board.

Committee Meetings and Action

14.	The following items shall govern Committee meetings and actions:

•	A majority of the Committee members will be a quorum for the transaction of business.
•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The Chief Governance Officer (who is also the Corporate Secretary) will be the management liaison to the Committee.
•	The Committee Secretary (who will be the Chief Governance Officer and Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at least three times during the year and at such other times as may be requested by its Chairman.
•	The Committee Secretary, in consultation with the Committee Chairman, will prepare an agenda. Annual recurring events for the Committee are used as preliminary agenda items. All Committee members are free to include additional items on an agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by Committee members as far in advance of the meeting day as practicable (which will normally be 6 days).
•	The Committee Secretary will coordinate all mailings to the Committee members, to the extent practicable, as appropriate.

Appendix E

PUBLIC AFFAIRS COMMITTEE CHARTER

Authority    By resolution dated January 30, 1975, the Sunoco, Inc. Board of Directors established the Public Affairs Committee. This Charter of the Public Affairs Committee was adopted on March 4, 2004.

Membership    The Public Affairs Committee shall consist of no fewer than three directors. Every member shall satisfy the independence standards of the New York Stock Exchange Listing Standards, and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines. The Board shall appoint a Chairman and the members upon recommendation of the Governance Committee and shall have the power to fill vacancies to the Committee. Additionally, the Board shall have the power to remove any member at any time with or without cause.

Purpose

“Public Affairs” are the Company’s relationships with those individuals, organizations and institutions over which the Company does not have direct control, but whose actions or attitudes are important to the success of the Company (the “Constituencies”). These Constituencies include shareholders, the communities in which the Company does business, the state, local and federal governments, special interest groups, etc. Public Affairs also includes those activities through which the Company projects its public image and fulfills its role as a responsible corporate citizen.

The purpose of the Public Affairs Committee is to provide advice and oversight to management in management’s efforts to perform in a manner in which the Company’s Constituencies will view the Company as a responsible corporate citizen, and to report to the Board on Committee actions.

Duties & Responsibilities

1.	Reviews the Company’s policies, practices and performance in the areas of environmental protection, health and safety, equal employment opportunity and diversity practices, government affairs, and corporate contributions

2.	Assesses and evaluates the Company’s performance as a responsible corporate citizen and keeps the Board apprised of the posture, integrity and propriety of the Company’s relationship with its Constituencies

3.	Reviews management’s positions on Public Affairs developments and trends throughout the industries in which the Company operates

4.	Reviews the Company’s position regarding important Public Affairs issues

5.	Assures that the Company addresses critical Public Affairs issues from a perspective that emphasizes the interests of various Constituencies, recognizing the long-term interests of shareholders

6.	Assumes oversight responsibility for the resolution of significant complaints from shareholders, and the proper handling of shareholder proposals that concern topics within the purview of the Committee for inclusion in the Company’s proxy statement

E-1

Committee Evaluations

7.	The Committee will conduct an annual self-evaluation and will review the results of the evaluation with the Governance Committee and the Board.

Committee Meetings and Action

8.	The following items shall govern Committee meetings and actions:

•	A majority of the Committee members will be a quorum for the transaction of business.
•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The CEO will appoint a senior executive to be the management liaison to the Committee.
•	The Committee Secretary (who will be the Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at least two times per year and at such other times as may be requested by its Chairman.
•	The Secretary of the Public Affairs Committee shall prepare and circulate agendas for each year which provide for the Committee’s review of all Committee responsibilities. Since this Committee deals with the Company’s image in the public mind, current events or incidents may be cause for changes or additions to the proposed agendas. The Chairman or any member of the Committee may request more frequent review or special attention to any subject related to Committee responsibilities. The Committee Secretary and the management liaison will prepare a preliminary agenda. The Chairman will make the final decision regarding the agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable (which will normally be 6 days).
•	The Committee Secretary should coordinate all mailings to the Committee members, to the extent practicable.

E-2

Sunoco, Inc.

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http://www.SunocoInc.com

Your Vote is Important!

You can vote in one of three ways:

OPTION 1:

Vote by Telephone - Call 1-877-290-2604 using a touch-tone telephone to transmit your voting instructions. Have your proxy card in hand and then follow the instructions. Telephone voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 3, 2006.*

Call on a touch-tone telephone 1-877-290-2604 anytime. There is no charge for this call.

OPTION 2:

Vote by Internet - Access http://www.ivselection.com/sunoco. Have your proxy card in hand when you access the web site and follow the instructions. Internet voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 3, 2006.*

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.
OPTION 3:	Vote by Mail - If you do not wish to vote using a touch-tone telephone or the Internet, please complete, sign, date and return the proxy card below in the envelope provided.*

Whichever method you choose, please vote promptly.

*  In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on Tuesday, May 2, 2006.

Fold and Detach Here	Fold and Detach Here

Sunoco, Inc. 1735 Market Street Suite LL Philadelphia, PA 19103-7583	THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 4, 2006 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints J. G. DROSDICK and A. C. MULÉ and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2006 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

SIGNATURE	SIGNATURE	DATED

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title. If stock is jointly owned, each joint owner should sign.

CONTINUED ON REVERSE SIDE

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the manner designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR proposals (1), (2) and (3). SunCAP shares will be voted in accordance with the terms of that plan.

The Board of Directors unanimously recommends a vote FOR proposals (1), (2) and (3).

(1)	Election of a Board of Directors:
				FOR All	WITHHOLD From
01 - R. J. Darnall	04 - T. P. Gerrity	07 - R. A. Pew	10 - J. K. Wulff	Nominees	All Nominees
02 - J. G. Drosdick	05 - R. B. Greco	08 - G. J. Ratcliffe		Listed	Listed
03 - U. O. Fairbairn	06 - J. G. Kaiser	09 - J. W. Rowe		☐	☐

FOR all nominees, except vote withheld from the following nominee(s), if any:

(2) Approval of the Sunoco, Inc. Executive Incentive Plan:	☐ FOR ☐ AGAINST ☐ ABSTAIN

(3) Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2006:	☐ FOR ☐ AGAINST ☐ ABSTAIN

☐	Please check ONLY if you plan to attend the 2006 Annual Meeting. Admission tickets are required and will be mailed to you.

☐	Please check if you have multiple shareholders in your household and want to consent to receive only one set of the annual report and proxy statement. Your consent will remain effective, and will apply to future annual meeting materials, until revoked. (See the 2006 Proxy Statement, Question 13).

☐	Please check if you consent to access future annual reports and proxy statements electronically via the Internet instead of receiving them in the mail. Your consent will remain effective, and will apply to future annual meeting materials, until revoked.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.